Exhibit 10.6

[stamp:]
LAOS DE LAMA NOTARY PUBLIC OFFICE
KARDEX No.:............................................................
NOTE No.:..................................................................
ISSUED ON PAGES:.................................................
DATE:.........................................................................
CLERK:......................................................................

FIRST COMPREHENSIVE AMENDMENT TO THE CREDITAGREEMENT

dated June 30, 2016

entered by and between

SCOTIABANK PERÚ S.A.A. as Lender

Oncosalud S.A.C. as Borrower

and

SCOTIABANK PERÚ S.A.A. as Administrative Agent

December 26, 2018

[stamp:] SCOTIABANK PERÚ S.A.A. Approved [signature] Commercial and Regulatory Legal Advisor

Dear Mr. Notary Public,

Please issue a document in your Registry of Public Instruments consisting of the First Comprehensive Amendment to the Credit Agreement (hereinafter, the “Comprehensive Amendment”) that is entered by, as party of the first part:

SCOTIABANK PERÚ S.A.A., with Unique Taxpayer Registration No. 20100043140 and registered address at Dionisio Derteano No. 102, District of San Isidro, Province and Department of Lima, a company registered under Electronic Record No. 11008578 of the Registry of Legal Entities of Lima, duly represented by Mr. Carlos Alberto Correa Belaúnde, identified with National Identity Document No. 10219196, and by Jose Ignacio Valdez Mantero, identified with National Identity Document No. 40699491, according to power-of-attorneys registered as Entries C002266 and C00281, respectively, of the record indicated above (hereinafter, the “Bank”);

ONCOSALUD S.A.C., with Unique Taxpayer Registration No. 20101039910 and registered address at Av. Guardia Civil 571, Córpac Subdivision, district of San Borja, province and department of Lima, a company registered under Electronic Record No. 00558907 of the Registry of Legal Entities of Lima, duly represented by Mr. Juan Rafael Serván Rocha, identified with National Identity Document No. 08202257, according to powers granted in a General Meeting of Shareholders dated December 13, 2018, which you could, Mr. Notary Public, please insert in the public instrument originating these minutes (hereinafter, the “Borrower”); and

SCOTIABANK PERÚ S.A.A., with Unique Taxpayer Registration No. 20100043140 and registered address at Dionisio Derteano No. 102, District of San Isidro, Province and Department of Lima, represented by Ms. Lorena Guiulfo Vera, identified with National Identity Document No. 09341477, and by Claudia Quiroz Chavez, identified with National Identity Document No. 10302710, authorized for such purpose according to power-of-attorneys registered as Entries C00169 and C00060, respectively, of Record N. 11008578 of the Registry of Legal Entities of Lima (hereinafter, the “Administrative Agent”);

Under this Comprehensive Amendment, the Credit Agreement is to read as per the terms and conditions described in the following clauses:

FIRST SECTION

GENERAL INFORMATION

CLAUSE 1.1. Definitions. The capitalized terms used in this Comprehensive Amendment will have the meaning established below:

“Secured Creditors” are the Creditor Banks and International Secured Creditors.

“International Secured Creditors” are Persons with the condition of Lender or Hedge Provider under the International Loan Documents.

“Assets” are those defined as “Entrusted Assets” in the Asset Trust Agreement.

“Completion Agreements” are the agreements for completing Promissory Notes and Endorsements, the form for which is in Annex C-2 to this Comprehensive Amendment.

“Subordination Agreements” are the contracts that creditors of the Permitted Subordinated Debt must sign, based on the templates provided in Annex A-1 (applicable to the Borrower) and Annex A-2 (applicable to each of the Guarantors) to this Comprehensive Amendment.

“Acquisition” means the acquisition, either through one single transaction or a series of related transactions, of (a) the majority of stocks with a right to vote or other mechanism granting control over another Person (including the purchase of options, warrants, convertible bonds or other similar instruments, in order to acquire such control on the date when said instrument can be enforced by its holder), either through the purchase of stocks or a mechanism that grants control, or as a consequence of exercising an option, warrant or convertible bond, or other similar instrument, or (b) assets of another Person that constitute all or almost all of the assets held by that Person, or a division, line of business or business unit of that Person.

“PMLA Acquisition” is the acquisition by Auna Colombia of a number of stocks no less than 97.32% of all stocks with a right to vote representing the equity of PMLA.

“Affiliate” with respect to a legal entity (for purposes of this definition, the “Legal Person”) will mean: (i) its Subsidiaries; (ii) any Person that exercises Control over the Legal Person and the legal entities over which the Legal Person exercises Control; (iii) any legal entity that is under the Control of a Person who also exercises Control over the Legal Person; and (iv) Subsidiaries of the entities indicated in items (ii) and (iii).

“Administrative Agent” is Scotiabank Perú S.A.A., in its capacity as administrative agent, under this Comprehensive Amendment.

“NY Administrative Agent” is Citibank del Perú S.A., acting in its capacity as administrative agent under the International Credit Agreement.

“Peruvian Guaranties Agent” is Scotiabank Perú S.A.A., or the Person that may replace it according to the Intercreditor Agreement, who will sign the amendment to the Asset Trust Agreement, the amendment to the Monetary Receivables Trust Agreement, the Mortgage Agreement and the Mortgage Agreement for Additional Properties.

“Colombian Guaranties Agent” is Fiduciaria Colpatria S.A. or the Person that may replace it according to the responsible trustee according to Colombian Law, who will sign the Colombia Bond Agreement and the Stock Guaranty Contract.

“Consolidated Installments” means that for any period, for Auna and its Subsidiaries, a consolidated total of (a) all principal payments scheduled for Auna and its Subsidiaries in relation to loans, related to the payment for the deferred price of the asset purchase, with indebtedness (as the term “Indebtedness” is defined in the International Credit Agreement) for the acquisition of assets, with direct financial obligations under letters of credit (commercial or stand-by) and bond letters, and (b) the portion representing a principal repayment for Auna and its Subsidiaries during said period under financial leasing.

“Auna” is Grupo Salud del Perú S.A.C.

“Auna Colombia” is Auna Colombia S.A.S., who shall have the capacity of borrower under the International Loan Documents.

“Governmental Authority” is any authority with jurisdiction in the Republic of Peru, the Republic of Colombia and/or any authority that may have jurisdiction over the Borrower, the Guarantors and Mortgage Guarantors, or the activities they may pursue, including any entity that exercises executive, legislative, regulatory, judicial or administrative functions for, or that may correspond to, the respective government.

“Creditor Banks” are the Bank and all other Authorized Assignees that may take on the condition of creditor under this Comprehensive Amendment, after signing an Adhesion Contract.

“Change of Control” means any event or series of events through which: (a) any Person Controlled directly or indirectly by (i) Enfoca SAAFI or Enfoca Discovery 2 G.P., LP, or (ii) any other Person Controlled or administered directly or indirectly by Enfoca Discovery 2 G.P., LP or Jesús Antonio Zamora León (for purposes of this definition, the “Authorized Holders”), either individually or as a whole, is no longer the final beneficiary of more than 66.6% of stock in Auna; or (b) the Authorized Holders, individually or as a whole, cease Control of Auna for any reason; or (c) the Authorized Holders, individually or as a whole, stop being the final beneficiary of 66% of stock in Oncocenter; (d) the Authorized Holders, individually or as a whole, stop being final beneficiaries of less than 99.9% of Medic Ser; or (e) any other situation described under the definition of Change of Control in the International Credit Agreement.

“Authorized Assignee” means any Person who takes over the contractual position, rights or obligations of a Creditor Bank, either in full or in part, according to Clause 7.1 of this comprehensive Amendment; as long as they have signed an Adhesion Contract. Record is hereby made that neither the Borrower nor any of its Affiliates may become Authorized Assignees.

“Certificate of Compliance” has the meaning assigned in Clause 5.1 item (g) of this Comprehensive Amendment.

“Civil Code” is the Peruvian Civil Code, as it has been or may be modified.

“Cofide” is Corporación Financiera de Desarrollo S.A.

“Amendment Fee” is the commission that the Borrower is obligated to pay to Creditor Banks for structuring the Loan, as agreed upon in a private document signed with the Bank. This commission will be charged and paid on the Disbursement Date.

“Early Payoff Fee” means, for any early payment of the Loan pursuant to Clause 2.7, an amount equivalent to (i) if the early payment is made at any time during the period beginning on the Closing Date and ending on the second anniversary of said Closing Date, 3.00% of the principal amount of the Loan to be paid off early; (ii) if said early payment is made at any time during the period beginning on the date immediately following the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date, 2.00% of the principal amount of the Loan to be paid off early; and (iii) if said early payment is made at any time during the period beginning on the date immediately following the third anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date, 1.00% of the principal amount of the Loan to be paid off early. If IGV (Impuesto General a las Ventas [Sales Tax]) is charged for said fee pursuant to the Applicable Laws, the Borrower is obligated to pay the corresponding IGV in addition to the fee. The Early Payoff Fee will be distributed by the Administrative Agent between the Creditor Banks according to their share in the Loan principal.

“Knowledge” is the actual knowledge acquired by the Borrower through the managing director or the officer who serves as such, even when it may be temporary, that it should have acquired through due diligence in exercise of its functions.

“Adhesion Contract” is each of the contracts under which an Authorized Assignee takes on the condition of Bank Creditor by adhering to the Comprehensive Amendment, in terms similar to the template contained in either Annex E-1 or Annex E-2.

“Cofide Channeling Contract” is the resource channeling contract signed June 30, 2016, between the Bank and Cofide, under which Cofide is obligated to channel a portion of the funds for the Loan to the Bank, as well as its first amendment, signed on the same Closing Date.

“Bond Agreements” are the joint bond agreements signed on the same Closing Date between Medic Ser, Oncocenter Perú S.A.C., the Borrower and the Administrative Agent, under which (i) Medic Ser and Oncocenter Perú S.A.C., in the first, and (ii) Medic Ser, Oncocenter Perú S.A.C. and the Borrower, in the second, will grant a joint and several, absolute, irrevocable, unconditional, and automatically and immediately enforceable bond with no excussion benefits to the Administrative Agent as a guaranty on the Secured Obligations, as they may be modified over time, which are to replace and void the Bond Agreement dated June 30, 2016, signed between Auna with some of its Affiliates and the Bank.

“Colombia Bond Agreement” is the bond agreement to be signed by Auna Colombia and the Colombian Guaranties Agent, under which Auna Colombia will grant a joint and several, absolute, irrevocable, unconditional, and automatically and immediately enforceable bond with no excussion benefits to Colombian Guaranties Agent, as it may be modified over time.

“NY Bond Agreements” are the Guaranty and Security Agreement[s] under New York laws signed on the same Closing Date between Medic Ser, Oncocenter Perú S.A.C. and the Borrower, under which (i) Medic Ser and Oncocenter Perú S.A.C., in the first, and (ii) Medic Ser, Oncocenter Perú S.A.C. and the Borrower, in the second, have granted a guaranty under the laws of New York to the NY Administrative Agent, as it may be modified over time.

“Asset Trust Agreement” is the secured trust agreement originally signed on June 30, 2016, between the Borrower, GSP Holding S.A.C. and Medic Ser, as trustors, the Bank as beneficiary, and La Fiduciaria S.A. as trustee, under which the Assets were transferred under possession in trust to La Fiduciaria S.A., and its first amendment was signed on the same Closing Date between the Borrower, GSP Holding S.A.C., Medic Ser, La Fiduciaria S.A., the Bank and the Peruvian Guaranties Agent, as a guaranty on the Secured Obligations, as they may be modified over time.

“Monetary Receivables Trust Agreement” is the trust agreement for administration and guaranty originally signed on June 30, 2016, between the

Borrower as trustee, the Bank as beneficiary and La Fiduciaria S.A. as trustor, and its first amendment signed on the same Closing Date between the Borrower, the Bank, La Fiduciaria S.A. and the Peruvian Guaranties Agent, under which the Monetary Receivables will continue to be channeled through the trust to secure payment of the Guaranteed Obligations, as it may be modified over time.

“Stock Guaranty Contract” is the intangible guaranty contract with possession subject to Colombian law that is to be signed within two (2) Business Days after the Disbursement Date by the Colombian Guaranties Agent and Auna Colombia, under which an intangible guaranty will be established on all stocks that will be acquired by Auna Colombia in PMLA, in order to guarantee compliance with the Secured Obligations, as it may be modified over time.

“Mortgage Agreement” is the mortgage agreement signed on the same Closing Date between La Fiduciaria and the Peruvian Guaranties Agent, with the involvement of Medic Ser, under which La Fiduciaria grants a mortgage on the Surface Rights for the purpose of guaranteeing compliance with the Secured Obligations, which will have first and preferential status once the mortgage in favor of the Bank with the current lien on the Surface Rights is released.

“Mortgage Agreement for Additional Properties” is the mortgage agreement(s) signed on the same Closing Date (with the exception of the mortgage for Properties in Reorganization and the Leasing Properties, whose contracts will be signed before the deadline given in Clause 5.1. (c*)) between the Peruvian Guaranties Agent and the Mortgage Guarantors, under which a mortgage with first and preferential status is granted, or obligated to be granted, on the properties listed in Annex F, in order to guarantee compliance with the Secured Obligations.

“Credit Agreement” is the credit agreement signed on June 30, 2016, between the Borrower and the Bank, which has been comprehensively modified under this comprehensive Amendment.

“Surface Rights Agreement” is the agreement establishing Surface Rights signed between Medic Ser and the Red Cross, with the involvement of Auna, by means of a public instrument granted June 9, 2009, before Notary Public of Lima Doctor Luis Dannon Brender, as well as its modifications.

“Security Agreements” are, as a whole, the Bond Agreements, the Colombia Bond Agreement, the NY Bond agreement, the Asset Trust Agreement, the Monetary Receivables Trust Agreement, the Mortgage Agreement, the Mortgage Agreement for Additional Properties and the Stock Guaranty Agreement.

“Control” (including the terms “Controlled by” and “Under the Control of” and “Controlling”) means direct or indirect possession of the power to direct or impact the direction of management or policies for a Person, through the capacity to exercise a right to vote, either in a contract or otherwise.

“Payment Schedule” is the schedule attached for reference as Annex B to this Comprehensive Amendment, which will be supplemented with the final schedule, to be updated on the Disbursement Date in order to include the Payment Dates and amounts to be paid on each Payment Date.

“Red Cross” is the Peruvian Red Cross Society.

“Payment Account” is the bank account opened by the Administrative Agent with the Bank, which will be shared with the Borrower, into which the Borrower must deposit the funds corresponding to its payment obligations under this Comprehensive Amendment.

“Disbursement Account” is the bank account held by the Borrower into which the new Disbursement will be deposited, as established in the Disbursement Request.

“Representations and Warranties” are the representations and warranties of the Borrower contained in Clause 4.1 of this Comprehensive Amendment, as well as the representations and warranties of the Borrower, the Guarantors, GSP and/or the Mortgage Guarantors, as applicable, contained in (i) the Eight Clause of the Bond Agreements; (ii) Clause VII of the Colombia Bond Agreement; (iii) Clause 10 of the NY Bond Agreements; (iv) the Fifth Clause of the Asset Trust Agreement; (v) the Fifth Clause of the Monetary Receivables Trust Agreement; (vi) the Fifth Clause of the Mortgage Agreement; (vii) the Fifth Clause of the Mortgage Agreement for Additional Properties; and (viii) Clause 6 of the Stock Guaranty Agreement.

“Surface Rights” are the surface rights in rem originally established in favor of Medic Ser on the Delgado Clinic Property after having conferred it to the Red Cross under the Surface Rights Agreement, and which is currently transferred under possession in trust to La Fiduciaria under the Asset Trust Agreement. The Surface Rights grant Medic Ser ownership rights to the improvements made on and under the Delgado Clinic Property and the right to operate the Delgado Clinic, with the Delgado Clinic Property remaining property of the Red Cross. The Surface Rights are recorded as Electronic Record No. 12716489 of the Registry of Real Property of the Registry Office of Lima and Callao.

“Attributable Debt” means, as of any date, (a) with respect to a Financial Leasing Obligation of any Person, the portion of the principal that would appear on the general balance sheet for that Person, prepared as of said date according to IFRS, and (b) with respect to any Synthetic Leasing Obligation, the capitalized portion of pending payments under the respective contract that would appear on the general balance sheet for that person, prepared as of said date according to IFRS, if said contract is reported as a financial leasing.

“Net Consolidated Financial Debt” means, at any given time, consolidated for Auna and its Subsidiaries, (A) the sum of (a) principal pending payment of all obligations, either current or long-term (including Secured Obligations) and all payment obligations undertaken in bonds, debentures, notes, credit agreements or similar instruments, (b) indebtedness (as the term “Indebtedness” is defined in the International Credit Agreement) for the acquisition of assets, (c) direct financial obligations under letters of credit (commercial or stand-by) and bond letters, (d) obligations relating to payment for the deferred price for the acquisition of properties or services (except for commercial accounts in the ordinary course of business), (e) Attributable debt, (f) without duplication, all guaranties granted with respect to the type of indebtedness (as the term “Indebtedness” is defined in the International Credit Agreement) described in items (a) through (e) originated by Persons other than Auna and its Subsidiaries, and (g) all types of indebtedness (as the term “Indebtedness” is defined in the International Credit Agreement) as described in items (a) through (f) originated by any partnership or joint venture (except joint ventures which are themselves a corporation or limited liability company) in which Auna or a Subsidiary is a general partner or joint venture, except when said indebtedness is expressly agreed upon without any recourse against Auna or a Subsidiary; less (B) the aggregate total in cash and cash equivalents (as the term “Cash Equivalents” is defined in the International Credit Agreement) for Auna Colombia and its Subsidiaries, consolidated and determined pursuant to IFRS, taking into consideration that cash and cash equivalents granted as part of the Loan Documents will be considered unencumbered cash and cash equivalents for purposes of this definition.

“Collateralizable Debt”: is (i) the indebtedness of a Person that becomes a Subsidiary; provided that (A) said indebtedness has existed at the time that Person became a Subsidiary and it has not been created in anticipation of this; and (B) said indebtedness is not secured by the Borrower or its Subsidiaries (except the Person who becomes its Subsidiary), and (ii) any Permitted Refinancing of any indebtedness under point (i).

“Permitted Subordinate Debt” is any account payable for credits from stockholders, directors, managers, administrators, Affiliates or Subsidiaries of the Borrower or the Guarantors that is subordinate as far as ranking but not as far as payment for the payment of Secured Obligations, and said subordination is documented in a Subordination Agreement duly signed by said stockholders (to the satisfaction of the Administrative Agent). With respect to subordinate debt existing and current as of the Closing Date, the corresponding Subordination Agreements must be signed on the Closing Date (to the satisfaction of the Administrative Agent), with the purpose of qualifying as Permitted Subordinate Debt.

“Business Day” means any day that is not Saturday, Sunday or any other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Lima, Peru, New York, United States of America, Toronto, Canada, Madrid, Spain, and Bogotá, Colombia.

“Loan Documents” are the agreements and documents that are described below, as they could be modified over time, and that will be regulated in the respective documents and instruments:

(i)	the Comprehensive Amendment;

(ii)	the Promissory Notes and Endorsements, as well as the Completion Agreements;

(iii)	the Bond Agreements;

(iv)	the Colombia Bond Agreement;

(v)	the NY Bond Agreements;

(vi)	the Asset Trust Agreement;

(vii)	the Monetary Receivables Trust Agreement;

(viii)	the Mortgage Agreement;

(ix)	the Mortgage Agreement for Additional Properties;

(x)	the Stock Guaranty Agreement;

(xi)	the Subordination Agreements;

(xii)	the Intercreditor Agreement;

(xiii)	and the Disbursement Request.

“International Loan Documents” are the contracts and documents that form part of the definition for “Loan Documents” under the International Credit Agreement.

“Dollars” and the code “USD” will mean, interchangeably, the legal tender for the United States of America.

“Consolidated EBITDA” means, for any period, consolidated for Auna and its Subsidiaries, an amount equivalent to the Net Consolidated Profit for said period plus (a) the following items: (i) Net Financial Expenses for said period, (ii) losses on exchange differences, (iii) allowances for the payment of income tax by Auna and its Subsidiaries to federal, state, local and foreign authorities in said period, (iv) amortization and depreciation expenses, (v) any unpaid cash expense, loss or collection made during said period (including but not limited to any remuneration based on stocks that has not been made in cash for said period), (vi) net losses deriving from discontinued operations during said period, (vii) accumulated costs and expenses (provided that said accumulated costs and expenses for all periods (or their equivalent in Dollars) do not exceed USD 2,000,000.00 [sic]) actually paid by Auna Colombia in relation to the documents for the PMLA Acquisition, and (viii) accumulated costs and expenses (provided that said accumulated costs and expenses (or their equivalent in Dollars) do not exceed PEN 35,000,000.00) actually paid by Auna or any of its Subsidiaries during the period beginning on the start-up date for the pre-operative phase of the PPP Project and ending on the operations start date of the PPP Project, less (b) the following items: the sum of (i) tax losses for Auna and its Subsidiaries with any federal, state, local or foreign authority linked to the payment of income tax during said period, (ii) items that are not in cash and that increase the Net Consolidated Profit for said period, (iii) all net earnings on discontinued operations for said period, and (iv) earnings on exchange differences. When used in relation to another person that is not Auna, the term “EBITDA” will have a similar meaning as the above (with each reference to Auna in the definition of “consolidated EBITDA” being considered a reference to said Person and with each reference to Auna subsidiaries being considered a reference to the Subsidiaries of said Person).

“Substantial Adverse Effect” means any substantial adverse change in, or substantial adverse effect on, the operations, business, property or financial position of the Borrower, Guarantors and their respective Subsidiaries, taken as a group; (b) a substantial impediment for the Borrower or Guarantors to fulfill their obligations under any of the Loan Documents they are party to; (c) a substantial adverse effect on the legality, efficacy, validity or enforceability against the Borrower or Guarantors of any of the Loan Documents they are party to; or (d) a substantial adverse effect on the validity or priority of any of the Guaranties granted to the Peruvian Guaranties Agent or the Colombian Guaranties Agent under the Security Agreements.

“Legal Entity” has the meaning assigned to such term in the Regulation on Indirect Ownership, Affiliation and Economic Groups approved by SMV (Superintendencia del Mercado de Valores [Superintendence of the Securities Market]) Resolution No. 019-2015-SMV-01.

“Financial Statements” are, as a whole, the following financial statements: (i) the audited consolidated financial statements for Auna and its Subsidiaries as at December 31, 2015, December 31, 2016, and December 31, 2017; (ii) the audited consolidated financial statements for Medic Ser and Oncocenter Perú S.A.C. and its Subsidiaries as at December 31, 2015, December 31, 2016, and December 31, 2017; (iii) the audited individual financial statements for the Borrower and Medic Ser as at December 31, 2017; and (iv) the unaudited quarterly financial statements for the Borrower, Medic Ser and Oncocenter Perú S.A.C. as at September 30, 2018.

“Non-Compliance Events” are the events of non-compliance described in clause 6.1.

“Substantial Adverse Event” means an event that, at the reasonable discretion of the Creditor Banks, acting through the Administrative Agent, substantially and adversely changes the capital and/or national or international financial market conditions and/or the financial, political, economic, legal, securities exchange, banking, local and/or international conditions, and/or the political and/or economic situation of the Republic Peru and/or the Republic of Colombia, such that it affects the capacity and/or modifies the financial conditions of the Creditor Banks to obtain the funds necessary to grant the Loan under the terms established in the Loan Documents.

“Existing Facility” is the financing granted to the Borrower by the Bank under the original conditions agreed-upon in the Credit Agreement signed on June 30, 2016.

“Closing Date” is the date on which all of the conditions set in order to close, indicated in Clause 3.1 of this Comprehensive Amendment, are met at the satisfaction of the Administrative Agent, and as a consequence of which this the Comprehensive Amendment and other Loan Documents are signed.

“Disbursement Date” is the date on which the Loan disbursement is made after having received the Disbursement request, properly signed and having verified and met the conditions established in Clause 3.2 of this Comprehensive Amendment at the satisfaction of the Administrative Agent, on which the Creditor Banks will proceed to make the New Disbursement.

“Effective Date” is the date on which, after having met the conditions established in Clause 3.2 of this Comprehensive Amendment at the satisfaction of the Administrative Agent, the restructuring of the Existing Facility will take effect. The Effective Date will take place on the same day as the Disbursement Date.

“Payment Date” is each of the dates on which the Borrower must pay compensatory interest and/or principal for the Loan, according to the Payment Schedule. If the Payment Date is not a Business Day, it will be extended to the following Business Day.

“Guarantors” are the following companies: Oncocenter Perú S.A.C., Medic Ser and Auna Colombia.

“Asset Trust” is the trust established under the Asset Trust Agreement.

“Monetary Receivables Trust” is the trust established under the Monetary Receivables Trust Agreement.

“Monetary Receivables” are the economic rights and collection rights corresponding to one hundred percent (100%) of all earnings by the Borrower for payments made to said entity with its Visa credit and debit cards, which will form part of the Monetary Receivables Trust as set forth in the Monetary Receivables Trust Agreement.

“Permitted Merger” means the merger between Auna Colombia and PMLA in a transaction where PMLA would be the surviving entity.

“Guaranties” are the guaranties contained in the following documents:

(i)	the Bond Agreements;

(ii)	the Colombia Bond Agreement;

(iii)	the NY Bond Agreements;

(iv)	the Asset Trust Agreement;

(v)	the Monetary Receivables Trust Agreement;

(vi)	the Mortgage Agreement;

(vii)	the Mortgage Agreement for Additional Properties; and

(viii)	the Stock Guaranty Contract.

“Mortgage Guarantors” are Laboratorio Clínica Inmunologico Cantella S.A.C., GSP Trujillo S.A.C., Medic Ser S.A.C., Oncocenter Peru S.A.C., Servimédicos S.A.C., Clínica Bellavista S.A.C., Clínica Miraflores S.A. and Inversiones Mercurio S.A.

“Net Financial Expenses” means, for any period, consolidated for Auna and its Subsidiaries, the sum of (a) all related interest, premium payments, discounts for debts, fees, charges and expenses for Auna and its Subsidiaries in relation to loans obtained (including capitalized interest), indirect credits (including bond letters, letters of credit and endorsements), and other financial products, and/or in relation to the payment for the deferred price of the asset purchase, in each case to the extent that said items are treated as financial expenses under the IFRS and (b) the portion of rent expenses for Auna and its Subsidiaries during said period under financial lease that, pursuant to IFRS, are treated as financial expenses, less (c) financial income, according to the corresponding financial statements.

“GSP” is GSP Holding S.A.C.

“IGV” is the General Sales Tax and the Municipal Promotion Tax, regulated by the Law on General Income Tax and Selective Consumption Tax, the Consolidated Text of which was approved by Supreme Decree No. 055-99-EF and its implementing regulations, as well as their modifying standards and those that replace them.

“Consolidated Leverage Index” means, for any date of measurement, the quotient from dividing (a) Net Consolidated Financial Debt as of said debt, by (b) Consolidated EBITDA for the Measurement Period ending on said date (and if said date is not the last day in a fiscal quarter for Auna, the Measurement Period ending on the fiscal quarter for Auna that is one closest to said date).

“Consolidated Coverage Index for Debt Servicing” means, on any calculation date, the quotient from dividing (a) Consolidated EBITDA for the Measurement Period ending on said date (and if said date is not the last day in a fiscal quarter for Auna, the Measurement Period ending on the fiscal quarter for the Borrower that is closest to said date) (for purposes of this definition, the “reference period”) by (b) the sum of (i) Net Financial Expenses for the Measurement Period or the reference period ((x) plus the financial income according to the corresponding financial statements, less (y) for debt refinancing, the amount resulting from reinvesting the deferment of fees and expenses that were incurred to obtain the debt that is being refinanced, and less (z) the fees associated with the indirect credits (including bond letters, letters of credit and endorsements) and other financial products), as applicable, plus (ii) the Consolidated Installments for the 12 months following the date of quarterly measurement.

“Intercreditor Agreement” is the Intercreditor and Collateral Agency Agreement entered on the Closing Date between Auna Colombia, the Administrative Agent, the NY Administrative Agent, the Guarantors, the Borrower and the Peruvian Guaranties Agent.

“Income Tax” is the income tax regulated by the Consolidated Text of the Income Tax Law, approved by Supreme Decree No. 179-2004-EF, and its implementing regulations, as well as their modifying standards and those that replace them.

“Delgado Clinic Property” is the property located at Avenida Angamos Oeste No. 490, El Fundo Surquillo Subdivision, district of Miraflores, province and department of Lima, recorded as Electronic Record No. 11655944 of the Registry of Real Property of the Registry Office of Lima and Callao, on which the Delgado Clinic operates and with respect to which La Fiduciaria holds possession in trust to the Surface Rights under the Asset Trust.

“Properties [sic] in Reorganization” is the property located at Av. Alfredo Benavides No. 2525, Tulipanes Subdivision, Miraflores, recorded as Electronic Record No. 41339810 on the tax Map Registry of the Registry of Real Property – Registry Zone IX – Lima Headquarters, Lima Registry Office.

“Applicable Laws” are the laws, legal standards, regulations or decrees in the Republic of Peru, the Republic of Colombia and/or any jurisdiction that may be applicable to the Borrower, the Guarantors and the Mortgage Guarantors or the activities that they develop, which are in force as of the signature date of this Comprehensive Amendment, as they may be modified, replaced or interpreted in the future by Governmental Authorities with jurisdiction.

“Anti-Corruption Laws” means all laws, standards, regulations and requirements of the United States of America, Colombia and Peru to which the Borrower and the Guarantors are subject, which address matters concerning or related to bribery or corruption, including but not limited to the Foreign Corrupt Practices Act (FCPA), laws 1474 of 2011 and 1778 of 2016 of Colombia; External Circular 100-000003 of July 26, 2016, issued by the Superintendence of Companies in Colombia), the sections of the Colombian Penal Code referring to anti-corruption, any circular approved by the Financial Superintendence of Colombia referring to anti-corruption practices, and articles 397, 397-A and 398 of Title XVIII, Chapter II, Section IV of the Peruvian Civil Code, approved by Legislative Decree No. 16,385; Law No. 30,424 (as it has been modified by Legislative Decree No. 1352 and Law No. 30,835) and Legislative Decree No. 1385 (Legislative Decree whereby articles 241-A and 241-B sanctioning corruption acts among private parties are incorporated to the Penal Code).

“Anti-Laundering Laws” means all laws, standards, regulations and requirements of the United State of America, Colombia and Peru to which the Borrower and Guarantors are subject, which address matters concerning or related to asset laundering and the financing of terrorism, including but not limited to the Currency and Financial Transactions Reporting Act of 1970, as was modified by Title III of the USA [sic: US] Patriot Act, the Money Laundering Control Act of 1986, another piece legislation whose legislative framework is commonly known in the United States as the “Bank Secrety [sic: Secrecy] Act”; Colombian Law 599 of 2000 (Colombian Penal Code), Law 1121 of 2006 of Colombia, and regulations issued by the Peruvian Superintendence of Banking, Insurance and Private Pension Fund Administrators and the Peruvian Superintendence of the Securities Market referring or related to the financing of terrorism or asset laundering, and all regulations and norms that implement these laws, as they may be modified over time.

“General Law” is the General Law on the Financial System and the Insurance System, and the Organic Law on the Superintendence of Banking and Insurance and AFP (Administradoras de Fondos de Pensiones [Pension Fund Administrators]) enacted by Law No. 26,702, and its modifying standards or those that may replace it.

“Medic Ser” is Medic Ser S.A.C.

“Loan Amount” is the amount of PEN 185,000,000.00 (one hundred eighty-five million and 00/100 Soles).

“IFRS” are the International Financial Reporting Standards in force internationally, issued by the International Accounting Standards Board (IASB).

“New Disbursement” is the new disbursement made in favor of the Borrower under this Comprehensive Amendment, with a total amount of PEN 57,812,500.00 (fifty-seven million eight hundred twelve thousand five hundred and 00/100 Soles).

“Financial Leasing Obligation” means, with respect to any person, the amount of capital corresponding to the obligation of said Person to pay rent or other amounts under any lease (or other models that grant the right to use) for movable or immovable properties, or a combination of both, which require being classified and accounted for as financial leases on the general balance sheet of said Person pursuant to IFRS.

“Synthetic Leasing Obligation” means the obligation of a Person to make payments under (a) a synthetic lease, an off-balance sheet or tax retention lease, or (b) an agreement for the use and possession of property that creates obligations that do not appear on the general balance sheet for said Person but that, in a scenario of said Person in insolvency or bankruptcy, will be characterized as liabilities for said Person (regardless of treatment for accounting purposes).

“Secured Obligations” are those obligations covered under the definition for “Secured Obligations” as established in the Intercreditor Agreement.

“Promissory Notes and Endorsements” are the two (2) incomplete securities, pursuant to article 10 of Law No. 27,287 – Law on Securities, to be signed and issued by the Borrower in favor of the Bank, endorsed by Medic Ser and Oncocenter Peru S.A.C. and delivered to the Bank on the Closing Date as established in clause 2.3 of this Comprehensive Amendment. The Promissory Notes and Endorsements, as well as the Completion Agreements, will be prepared according to the forms contained in Annex C-1 and Annex C-2, respectively, to this Comprehensive Amendment.

“Parties” means the Creditor Banks and the Borrower, as well as the Persons that validly acquire the contractual position for one of them.

“Measurement Period” means, with respect to any fiscal quarter of the Borrower, said fiscal quarter and the three fiscal quarters immediately prior to it, considered as a single accounting period.

“GAAP” are the generally accepted accounting principles in Peru, which correspond to the IFRS approved by the National Public Bookkeeping Office through resolutions issued by the Accounting Oversight Board.

“Person” is any natural or legal entity, association in law or in practice, trust, Legal Entity, Governmental Authority or similar.

“Indemnifiable Person” is, with respect to Creditor Banks and/or their successors or authorized Assignees, any of their Affiliates and/or linked parties, as well as their respective officers, directors, employees, representatives and agents.

“Availability Period” is the period of fifteen (15) calendar days counted from the Closing Date during which the Borrower may request the New Disbursement and restructuring of the Existing Facility from the Bank, according to the terms of this Comprehensive Amendment.

“Interest Period” means the periods of three (3) months counted from the Disbursement Date (including the Disbursement Date) during which compensatory interest will be calculated and paid on the outstanding Loan Amount.

“Loan Term” is the period of five (5) years counted from the Disbursement Date.

“PMLA” is Promotora Médica Las Américas S.A., a company incorporated pursuant to the laws of the Republic of Colombia.

“Loan” means the financing to be granted by the Bank to the Borrower, pursuant to this Comprehensive Amendment, up to the Loan Amount.

“International Loan” means the financing to be granted under the International Loan Documents.

“Borrower” is Oncosalud S.A.C.

“PPP Project” means the public-private association between Consorcio Trecca S.A.C. and Social Health Insurance – EsSalud for the establishment, development, construction and administration of the Trecca Tower.

“Permitted Refinancing” means, with respect to the indebtedness (as the term “Indebtedness” is defined in the International Credit Agreement) of any Person, any modification, refinancing, restructuring, renewal or extension of said indebtedness; as long as (a) the principal amount does not exceed the total (i) principal pending payment for the indebtedness that is being modified, refinanced, restructured, renewed or extended, plus (ii) early payoff fees and common and reasonable fees incurred because of said modification, refinancing, restructuring, renewal or extension, (b) said modification, refinancing, restructuring, renewal or extension has (i) a final payment date equal to or greater than the final payment date of the indebtedness that is being modified, refinanced, restructured, renewed or extended, and (ii) the average term until repayment (as the term “Weighted Average Life to Maturity” is defined in the International Credit Agreement) is equal to or greater than the nearest average term until repayment of the indebtedness that is being modified, refinanced, restructured, renewed or extended; (c) the direct and contingent obligations of obliges under said indebtedness do not change as a result of or in connection with said modification, refinancing, restructuring, renewal or extension, (d) if the indebtedness that is being modified, refinanced, restructured, renewed or extended is subordinate to the Secured Obligations or is secured by Guaranties with a status inferior to those created in the Loan Documents, said modification, refinancing, restructuring, renewal or extension is in at least equally beneficial terms for the Secured Creditors as the terms included in the documents that regulate the indebtedness being modified, refinanced, restructured, renewed or extended, and (e) at the time of said modification, refinancing, restructuring, renewal or extension there has not been any Non-Compliance Event.

“Soles” or “PEN” is the legal tender in the Republic of Peru.

“Disbursement Request” is the document that the Borrower must send to the Bank requesting the New Disbursement and the entry into force of the restructuring of the Existing Facility, pursuant to Annex D to this Comprehensive Amendment.

“Subsidiary,” with respect to a legal entity, is (i) any legal entity that owns the stock representing its equity or shares in full or at a percentage greater than 50% (fifty percent), either directly or through another Subsidiary; and (ii) any legal entity on which it exercises Control, as well as its Subsidiaries.

“Compensatory Interest Rate” is the fixed annual interest rate in Soles equivalent to eight percent (8.00%) calculated on the Loan Amount over one year of three hundred sixty (360) days.

“Default Interest Rate” is the annual interest rate of two percent (2.00%) that will be automatically applied in addition to the Compensatory Interest Rate, for the occurrence of any Non-Compliance Event and as long as it continues.

“Third Parties” means, for the purposes of Clause 5.2 to this Comprehensive Amendment, those natural or legal entities that are not the Borrower or Guarantors.

“Taxes” are all those taxes, rates, contributions and provisions (qualifying as taxes under Applicable Laws), as well as all potential deductions and/or withholdings in the present or future for such items, as well as any liability related to such items.

“Net Consolidated Profit” means, for any period, consolidated for Auna and its Subsidiaries, the net profit (or loss) for Auna and its Subsidiaries over said period, pursuant to IFRS.

CLAUSE 1.2. Interpretation. Except when expressly indicated otherwise or when the context so requires, the following rules must be observed in the interpretation of this Comprehensive Amendment:

(a)	The singular form includes the plural and vice versa;

(b)	Reference to either gender includes the other;

(c)

Reference to any contract (including this Comprehensive Amendment and its Annexes), document or instrument is understood as made to such contract, document or instrument as it may be modified or regulated over time according to the terms contained in each one and, when applicable, according to the terms contained in this Comprehensive Amendment;

(d)

Except when the context demands an interpretation to the contrary, reference to any clause, number, letter, section or annex means that clause, number, letter, section or annex for this Comprehensive Amendment. References in this Comprehensive Amendment to a clause include all numbers, letters, paragraphs and sections within said clause, and references to a number include all paragraphs and letters within it;

(e)

“Including” (and, consequently, “includes,” “included” or “inclusive”) means that it covers whatever is indicated next, without being limited to the general nature of the description preceding the use of said term;

(f)	Any reference to “Party” or “Parties” in this Comprehensive Amendment must be understood as made to a party or the parties in this Comprehensive Amendment, as the case may be;

(g)

Any enumeration or list of items where there is a disjunctive “or” conjunction covers one, some or all elements of the enumeration or list; and any enumeration or list of items where there is a copulative “and” conjunction includes each and every element of such enumeration or list;

(h)

The headings and titles for each clause, number, section or letter used in this Comprehensive Amendment and in the other Loan Documents are solely for reference and will not define or limit the content of the same;

(i)

All provisions in this Comprehensive Amendment and the other Loan Documents must be interpreted such that they are effective and valid under Applicable Laws, but if any part or all of any provision in this Comprehensive Amendment or the other Loan Documents were to be prohibited or invalidated under the Applicable Laws, the affected provision will only be invalid as it relates to said prohibition or invalidity, without voiding the rest of said provision or the remaining provisions in this Comprehensive Amendment or the other Loan Documents;

(j)

This Comprehensive Amendment should be interpreted pursuant to the standards and principles for interpretation contained in the Applicable Laws, considering that it is the will of the Parties that in no case shall the application of such interpretation rules be able to limit, in any way, the rights granted to the Creditor Banks or the Borrower, as applicable, in the Comprehensive Amendment;

(k)

In all of the situations contained in this Comprehensive Amendment where reference is made to the consent of the Creditor Bans or the Administrative Agent, except when stipulated otherwise, it is clearly established that the same could be granted at their sole discretion, without their approval to grant, or denial, entailing any type of liability for any of them, except in cases of fraud or serious fault, as is declared by an unappealable sentence in the last instance.

(l)

In the unlikely case of an apparent contradiction between the provisions referring to one and the same matter in the Loan Documents, the interpretation that allows for both provisions to subsist will reasonably be sought, provided that, in addition to being reasonable, said interpretation preserves the practical effects desired by the Parties and routine for an operation of this type, and said interpretation may not, in any case, restrict the rights of one of the Parties.

(m)	In an unlikely situation of an impassable contradiction between the provisions referring to one and the same matter in the Loan Documents, the provisions of the Comprehensive Amendment will prevail.

CLAUSE 1.3. Background Information. By means of a public instrument dated June 30, 2016, granted before Notary Public of Lima Dr. Alfredo Paino Scarpati, the Bank and the Borrower signed the Credit Agreement under which the Bank granted a facility to the Borrower in the amount of PEN 185,000,000.00 (one hundred eighty-five million and 00/100 Soles).

It is the intention of the Parties to sign this comprehensive amendment to the Credit Agreement for purposes of setting forth the terms and conditions agreed upon for the restructuring of the outstanding principal under the Credit Agreement and to make the New Disbursement to the Borrower.

SECOND SECTION

ON THE LOAN

CLAUSE 2.1. Purpose and general conditions. Subject to the terms and conditions contained in this Comprehensive Amendment, the Creditor Banks, accepting the request made by the Borrower, agree to:

(i)

Restructure the outstanding principal balance corresponding to the Existing Facility, in the amount of PEN 127,187,500.00 (one hundred twenty-seven million one hundred eighty-seven thousand five hundred and 00/100 Soles), which will take place on the Effective Date; and,

(ii)

Make the New Disbursement to the Borrower in the amount of PEN 57,812,500.00 (fifty-seven million eight hundred twelve thousand five hundred and 00/100 Soles) on the Disbursement Date. The Borrower is obligated to allocate said sum to the restructuring of short-term debts and for general corporate uses within the course of business for activities in Peru.

In this way, after the Disbursement Date and the Effective Date, which will occur on the same day, the total amount of the Loan issued in favor of the Borrower will be the Loan Amount.

The Borrower declares that it knows that the portion of outstanding principal under the Credit Agreement was financed by the Bank with Cofide resources, under the Cofide Channeling Contract. The Parties acknowledge that Cofide holds the same share in the portion of the Loan that is the subject of restructuring under the Loan regulated in this Comprehensive Amendment, with the New Disbursement being fully made by the Bank with its own resources. The Bank and Cofide have signed an amendment to the Cofide Channeling Contract for purposes of aligning installment payments and other terms in said document to those established in this Comprehensive Amendment. The Borrower is obligated to collaborate with the Bank and with Cofide as is reasonably necessary to make the referenced operation viable and perfect, and for adequate protection of the rights of Cofide under the Cofide Channeling Contract, as long as it does not harm the Borrower, and for adequate protection of the rights of Cofide under the Cofide Channeling Contract.

The Loan is granted for a term of five (5) years counted from the Disbursement Date.

The Borrower is obligated to amortize the principal and pay compensatory interest and, if applicable, default interest, expenses, fees and Taxes that this may generate under the terms and conditions established in this Comprehensive Amendment.

CLAUSE 2.2. Disbursements and Restructuring the Existing Facility. The New Disbursement for the Loan will be made in one single disbursement on the Disbursement Date, and the restructuring of the Existing Facility will occur automatically on the Effective Date; for which the Borrower must comply with the conditions set for disbursement established in Clause 3.2 of this Comprehensive Amendment, which will be verified by the Administrative Agent, including delivery of the Disbursement Request to the Administrative Agent.

The Parties certify that the Disbursement Request will be irrevocable and binding for the Borrower. In such sense, the Borrower will indemnify the Bank for any damages that execution of any change made by the Borrower in the instructions given in the Disbursement Request may cause it, except when derived from inexcusable fraud or fault of the Bank.

CLAUSE 2.3. Promissory Notes and Endorsements. The promissory notes signed on June 30, 2016, will be returned to the Borrower within five (5) Business Days following the Closing Date and will be understood as replaced by new promissory notes as established in this clause. The obligations derived from the Loan granted under this Comprehensive Amendment will be executed by the Borrower issuing two (2) Promissory Notes and Endorsements, which will be delivered to the Bank with blank maturity dates and amounts.

Said Promissory Notes and Endorsements will be completed by the Creditor Banks according to the following rules and pursuant to the respective Completion Agreements that will be signed on the Closing Date:

(a)

The Borrower will issue two (2) blank promissory notes in favor of the Bank, pursuant to article 10 of Law No. 27,287, Law on Securities, and will sign the Completion Agreement for each one according to the templates contained in Annex C to this Comprehensive Amendment.

(b)

Compliance with the obligations that each promissory note represents will be fully backed by the endorsement from the Guarantors, in adherence with articles 56 and 59 of Law No. 27,287, Law on Securities.

(c)	The Promissory Notes and Endorsements will be issued with a “no protest” clause. Notwithstanding the same, the holder may protest them, with the Borrower assuming all expenses for said process.

(d)

The issue date of the Promissory Notes and Endorsements will be the Closing date. the Bank will add the date the maturity for the Promissory Notes and Endorsements as the declared expiration date of the terms referenced in point g) below.

(e)	On the Closing Date, the Borrower will deliver a copy of each Promissory Note and Endorsement, and the signed Completion Agreements, to the Bank.

(f)

The Borrower authorizes the Bank and any successor or Authorized Assignee to complete each of the Promissory Notes and Endorsements as set forth in the Completion Agreements and, additionally, in SBS (Superintendencia de Banca, Seguros y AFP [Superintendence of Banking, Insurance and AFPs]) Circular No. G-0090-2001, or the standards that may replace it, and in the Law on Securities, in the situation that the Administrative Agent, if applicable due to a Non-Compliance Event having been configured and declared, declares all terms covered in the Comprehensive Amendment expired pursuant to Clause 6.2. When the Creditor Banks make partial assignments of rights, contractual provision or the other acts set forth in Clause 7.1, the Borrower is obligated to issue new blank promissory notes (endorsed by the guarantors) and sign the corresponding completion agreements within the five (5) Business Days following the request made by the Administrative Agent, using the forms in Annex C, so that they can be delivered to the respective Authorized Assignees by the Creditor Banks, who will be authorized to complete said promissory notes as established herein.

(g)

The amounts of the Promissory Notes and Endorsements will be completed by the Creditor Banks with the total amount documented in the debtor settlement balance, described in Clause 6.2., which will correspond to the total amount of obligations derived from the Comprehensive Amendment and the other Loan Documents that the Borrower owes to the Creditor Banks under the Comprehensive Amendment on the date the Administrative [Agent] declares all terms covered in the Comprehensive Amendment terminated after a Non-Compliance Event has been configured and declared. The settlement mentioned will cover the amount of principal, compensatory interest, default interest, all fees owed under the Comprehensive Amendment and any other expense or amount that the Borrower owes to the Creditor Banks under the Comprehensive Amendment and all other Loan Documents. The maturity dates for the Promissory Notes and Endorsements that the Creditor Banks must complete on each of the Promissory Note and Endorsements will be the date that the Administrative Agent terminates all of the terms in the Comprehensive Amendment.

(h)

The Borrower agrees that after the maturity date on each Promissory Note and Endorsement, until effective payment, the amount listed on the same will accrue compensatory interest and default interest at the rates agreed upon and the amounts established in this Comprehensive Amendment. Default will not be necessary for payment of default interest; this will be automatic.

(i)

The Promissory Notes and Endorsements may be transferred when the contractual position is assigned or rights are assigned in adherence with Clause 7.1 of this Comprehensive Amendment, with the Borrower waiving the right to add any clause that prevents or limits the negotiation of the Promissory Notes or Endorsements.

(j)

The Borrower accepts and considers all renewals and/or full and partial extensions noted in the respective Promissory Notes and Endorsements as valid, even when they are not signed by the same. The Creditor Bank will communicate to the Borrower as to the renewals and/or extensions that are made to each Promissory Note and Endorsement.

The issuance, renewal or other accessory change for the Promissory Notes and Endorsements under the terms of this clause, including their substitution or replacement with other similar documents, pursuant to article 1279 of the Civil Code, will not entail the novation or suspension of obligations undertaken by the Borrower with the Creditor Banks, or modification of any of the terms under which they were agreed.

The Parties, in use of the authority granted to them in article 1233 of the Civil Code, expressly agree that the delivery or issuance of Promissory Notes and endorsements, or any other security that establishes an order or promise to pay, shall in no case extinguish the primitive obligation, even when they may have been injured in any case, which establishes a pact contradicting the provisions of article 1233 of the Civil Code.

CLAUSE 2.4. Amortization of principal. The amortization of the Loan principal will be made through payment of twenty (20) quarterly installments and a balloon payment, according to the Payment Schedule, which (along with the final schedule that will be delivered on the Disbursement Date), forms an integral part of this Comprehensive Amendment. The Loan principal will be amortized at the following percentages: (i) ten percent (10%) for the first four (4) quarterly installments; (ii) twelve percent (12%) for the next twelve (12) quarterly installments, amortizing a total of thirty-six percent (26%) over said period of three (3) years; (iii) fourteen percent (14%) for the next four (4) quarterly installments; and (iv) a final balloon payment equivalent to 40% of the principal amount of the Loan, which will be paid in the final installment. All payments that the Borrower must make to the Creditor Banks under this Comprehensive Amendment will be made in Soles and with funds having immediate availability on each payment Date, for which reason the Borrower will make sufficient funds available to the Administrative Agent to fully complete the payment for each installment, so that it can distribute this to the Creditor Banks, pro-rated at their respective shares in the Loan principal.

Notwithstanding the provisions of Clause 7.5 below, if the funds indicated below are not sufficient to cover the outstanding obligations, the Administrative Agent will communicate said fact to the Creditor Banks and proceed to distribute the available funds among them, pro-rated at their respective shares in the Loan principal.

Notwithstanding the foregoing, each Creditor Bank will have the right to charge any of the accounts the Borrower holds or may hold with the respective Creditor Bank, in any currency, as well as withhold and apply any sum, deposit or value of any nature that the Creditor Bank may have in its possession for any reason, and which is destined to be credited or delivered to the borrower, and apply it to the amortization or cancellation of Borrower obligations with said Creditor Bank. Creditor Banks do not assume any liability should they decide to use the authority granted to them in this clause or not. In these cases, the Creditor Bank that has applied the referenced funds to payment of obligations that the Borrower maintains with it must compensate all other Creditor Banks proportionally, such that the outstanding balances with the Creditor Banks maintain their respective shares in the Loan principal.

Should the Creditor Bank directly receive any payment for the Loan from the Borrower, it must inform said fact to the Administrative Agent and all other Creditor Banks and it will transfer—no later than the third Business Day after having received said payment—the full amount received to the Administrative Agent, so that it can proceed to apply and distribute said funds as established in this Clause.

For the purposes of applying any of the funds that the Administrative Agent and/or the Creditor Banks may receive (except pre-payments made under Clause 2.7), these will be applied in the following order: (i) reimbursement for outstanding expenses owed by the Borrower to Creditor Banks pursuant to the Loan Documents, (ii) payment for the fees established in the Comprehensive Amendment and the other Loan Documents, (iii) payment for default interest that the Loan may have accrued under the Comprehensive Amendment, with said payment being distributed among each Creditor Bank according to their respective shares in the Loan principal, (iv) payment for all compensatory interest that the Loan has accrued under the Comprehensive Amendment, with said payment being distributed among each Creditor Bank according to their respective shares in the Loan Principal, and (v) payment for the Loan principal, with said payment being distributed among each Creditor Bank according to their respective shares in the Loan principal.

CLAUSE 2.5. Compensatory interest. The Loan will accrue, starting on the Disbursement Date, compensatory interest at the Compensatory Interest Rate, which will be calculated for each Interest Period on the principal owed to Creditor Banks. The compensatory interest will be in addition to any reimbursement for expenses, fees, services or Taxes that may arise.

The compensatory interest and other expenses, fees, services and Taxes that may arise will be paid by the Borrower on the Payment dates. To calculate the compensatory interest payable, three hundred sixty (360) calendar days will be used as the basis for the year, and the number of days actually transpired, including the first day but excluding the last of the respective Interest Period, will be considered. The determination made by the Administrative Agent about any outstanding amount under this Comprehensive Amendment, including interest accrued, will be considered conclusive and mandatory for all purposes, except when made in error.

CLAUSE 2.6. Default interest. Non-compliance by the Borrower in the payment of the Loan, either for amortization of principal or payment of compensatory interest, or any other amount that accrues as enforceable pursuant to the Loan documents on the dates of their respective maturities or the date that they become enforceable for any other reason, will generate the obligation of the Borrower to pay, in addition to the compensatory interest, default interest at the Default Interest Rate. The default interest will be in addition to any payment or reimbursement for expenses, fees, services or Taxes that may arise.

For purposes of the above paragraph, and pursuant to the provisions of item 1 of Article 1333 of the Civil Code, the Borrower will incur in automatic default without the need for any requirement or warning.

CLAUSE 2.7. Early payments. The Borrower has the right to make early payments on the outstanding Loan balance either in full or in part, with the subsequent settlement of interest on the prepayment date. To such end, the Borrower must necessarily meet the following conditions:

(a)

If the Borrower has the intention to prepay the Loan, in part or in full, it must send written notice to the Administrative Agent no less than three (3) Business Days in advance of the effective prepayment date, communicating its intention to prepay.

(b)

Prepayments may be made on any date and for a minimum amount of PEN 2,000,000.00 (two million and 00/100 Soles), or for amounts that exceed said amount in a full multiple of the same, or for the total outstanding amount.

(c)

The prepayment may be made on any ate. In such case, the Creditor Banks must inform the Borrower in advance, no less than two (2) Business Days prior to the date the prepayment will be made, as informed by the Borrower, all exit costs, if applicable, that the prepayment to be made could generate, duly supported, which must be assumed by the Borrower on the date prepayment of the Loan is made.

(d)

It is established that in any case where the Borrower makes a Loan prepayment, it must pay the Administrative Agent the Early Payoff Fee corresponding to the prepayment made, which will be charged on the corresponding prepayment date and distributed by the Administrative Agent among the Creditor Banks according to their respective shares in the Loan principal.

The Early Payoff Fee will not apply if (i) [sic] the amount to prepay originates from financing or issuing capital on the market which the Bank and Cofide (or any of their respective Affiliates have had a role in restructuring, listing or any other similar role).

If payment of the Early Payoff Fee is required and there is a Creditor Bank other than the Bank, the Borrower must pay the Early Payoff Fee directly to said Creditor Bank proportionally to their share in the Loan.

Early payments will be applied by the Administrative Agent to reduce the outstanding principal and they must include the corresponding compensatory interest accrued on the amount to prepay, until the corresponding prepayment date. Early payments will be applied proportionally to all outstanding Loan installments. Early payments should not be understood as acts that exempt or release the Borrower from compliance with all other obligations undertaken pursuant to the Loan Documents, except in the case of full prepayment.

The Lender [sic: Borrower] may make voluntary early payments, in full [or] in part, on the outstanding amounts under the Credit Agreement without having to make pro-rated payments under the International Credit Agreement, and it may make voluntary early payments under the International Credit Agreement without having to make pro-rated payments under this Credit Agreement, as long as a Non-Compliance Event has not been produced or maintained.

CLAUSE 2.8. Guaranties. As a guarantee of compliance with the Secured Obligations, the Borrower and the Guarantors, as applicable, have established or will constitute the Guaranties, pursuant to the Loan Documents and the International Credit Documents.

The Borrower will assume the cost of perfecting and recording the registerable Guaranties and/or their modifications, as applicable.

CLAUSE 2.9. Fees. The Borrower agrees to pay the Amendment Fee to the Creditor Banks on the Disbursement Date. If IGV is charged for said fee pursuant to the Applicable Laws, the Borrower is obligated to pay the corresponding IGV in addition to the fee.

THIRD SECTION

CONDITIONS RELATED TO CLOSING AND DISBURSEMENT

CLAUSE 3.1. Conditions set for closing. The following are the conditions set for the Closing Date of this Comprehensive Amendment, compliance with which will be verified by the Administrative Agent:

(a)

Due Diligence: The Creditor Banks, at their sole discretion, agree with the results of the (i) updated legal due diligence dated June 30, 2016, made for the Borrower, Medic Ser, Oncocenter Perú S.A.C., Auna and GSP Holding S.A.C.; (ii) due diligence carried out on the properties for which the mortgage will be established under the Mortgage Agreement for Additional Properties; and (iii) due diligence carried out with respect to PMLA and Auna Colombia.

(b)

Credit Approval: The necessary internal credit approval has been obtained from the Bank to grant the Loan. Also, the Creditor Banks have satisfactorily completed the “Know your customer” process and the Borrower has remitted the information that the Bank has requested for such purpose in a timely manner.

(c)

Signature of Contracts: That the Loan Documents (except for the Stock Guaranty Agreement and the Colombia Bond Agreement) and the International Loan Documents that are to be signed prior to or on the Closing Date have been signed by all parties that must sign them, at the same time of signing this Comprehensive Amendment.

(d)

Cofide Approval: COFIDE has obtained the necessary corporate authorizations to allow it to continue maintaining its share in the Loan and it has signed an amendment to the Cofide Channeling Contract for purposes of aligning the installment payments and other terms of said document to those established in the Comprehensive Amendment.

(e)

Delivery of Promissory Notes and Endorsements: The Borrower has delivered the two (2) Promissory Noes and Endorsements to the Bank, and a copy signed by the Borrower of the Completion Agreement corresponding to each Promissory Note and Endorsement, pursuant to Clause 2.3 of the Comprehensive Amendment.

(f)	Delivery of Documents: The Borrower has delivered the following documents to the Administrative Agent:

(i)	Copy of the current bylaws for the Borrower and the Guarantors.

(ii)

Copies of the minutes documenting the agreements of the General Meetings of Shareholders for the Borrower, Medic Ser, Oncocenter Perú S.A.C. and GSP Holding S.A.C., wherein they approve, according to their respective shares: (a) the restructuring of the Existing Facility and granting the Loan; (b) the signature of the Loan Documents; and (c) conveyance of sufficient powers to sign all documents and enforce all minutes referenced in items (a) and (b) above.

(iii)

Copies of the minutes documenting the agreements of the General Meetings of Shareholders for the Mortgage Guarantors if the mortgage is granted, representing fifty percent (50%) or more of the equity of the respective Mortgage Guarantor.

(iv)

Certificates of powers issued by the registry offices with jurisdiction within thirty (30) days prior to the Closing Date, showing that the representatives who will sign the Loan Documents in representation of the Borrower, GSP and the Mortgage Guarantors have current and sufficient powers to sign said documents and to bind the companies that granted them said powers with validity.

(v)

A copy of the following: (i) Financial Statements, (ii) consolidated financial statements for PMLA ended at December 31, 2015, December 31, 2016, and December 31, 2017, and (iii) consolidated quarterly statements as at September 30, 2018 for PMLA [and] its Subsidiaries, for the nine-month period ended on said date and for the comparable period for the previous fiscal year, for PMLA and its Subsidiaries.

(vi)

Legal opinion from the Rodrigo, Elías & Medrano Firm, in its capacity as external legal counsel for the Borrower, as to the celebration, validity and enforceability of the Loan Documents subject to the laws of the Republic of Peru.

(vii)

Legal opinion from the Payet, Rey, Cauvi, Peréz Abogados Firm, in its capacity as external legal counsel for the Bank and the Administrative Agent, as to the celebration, validity and enforceability of the Loan Documents subject to the laws of the Republic of Peru.

(viii)

Legal opinion from the Gómez Pinzón Abogados Firm, in its capacity as external legal counsel for the Secured Creditors, as to the celebration, validity and enforceability of the International Loan Documents subject to the laws of the Republic of Colombia and the Colombian Bond Agreement.

(ix)

Legal opinion from the Skadden, Arps, Siate, Meagher & Flom Firm, in its capacity as external legal counsel for the Secured Creditors, as to the celebration, validity and enforceability of the International Loan Documents subject to the laws of the State of New York, United States of America, and the NY Bond Agreement.

(g)	Taxes and Expenses: All expenses and Taxes originating with signing this Comprehensive Amendment, except those that are to be paid on the Disbursement Date, have been paid.

(h)

Non-Existence of a Substantial Adverse Effect: As of the Closing Date, there is no Substantial Adverse Effect at the reasonable discretion of the Bank, which is confirmed upon signing this Comprehensive Amendment on the Closing Date.

(i)

Non-Existence of a Substantial Adverse Event: As of the Closing Date, there is no Substantial Adverse Event at the reasonable discretion of the Bank, which is confirmed upon signing this Comprehensive Amendment on the Closing Date.

(j)

Non-Existence of Lawsuits: The Borrower and the Guarantors have not been served with any suit, dispute or legal, arbitration or administrative proceeding in an amount exceeding PEN 10,000,000.00 (ten million and 00/100 Soles) or its equivalent in foreign currency, or where the adverse result would or could have a Substantial Adverse Effect, except those described in Annex 3.1(j), which is confirmed upon signing this Comprehensive Amendment on the Closing Date.

(k)

Subordination Agreements. The current creditors of the Permitted Subordinate Debt have signed the corresponding Subordination Agreements under the terms and conditions covered in Annex A to this Comprehensive Amendment.

CLAUSE 3.2. Pre-existing conditions for the New Disbursement and restructuring of the Existing Facility. The New Disbursement and the restructuring of the Existing Facility, as well as all commitments and obligations assumed or to be assumed by the Creditor Banks under the Loan in the terms set forth in the Comprehensive Amendment are subject to compliance, in no less than three (3) Business Days prior to the disbursement date proposed in the Disbursement Request, with the following pre-existing conditions, to the satisfaction of the Administrative Agent:

(a)

Non-Occurrence of a Non-Compliance Event: No event has occurred or been maintained that constitutes a Non-Compliance Event, and the signature of the Loan Documents do not generate any Non-Compliance Event, nor has any other event occurred that, with the sole act of having been notified or with the sole passage of time, or both, will constitute a Non-Compliance Event.

(b)

Compliance with Obligations: The Borrower is compliant with all obligations established in the Comprehensive Amendment and all other Loan Documents that must be complied with prior to making the New Disbursement and the restructuring of the Existing Facility, and the Borrower has complied with paying the Bank, the Peruvian Guaranties Agent and the Colombian Guaranties Agent all fees or other amounts that must be paid before the Disbursement Date.

(c)

Non-Existence of Lawsuits: The Borrower and the Guarantors have not been served with any suit, dispute or legal, arbitration or administrative proceeding in an amount exceeding PEN 10,000,000.00 (ten million and 00/100 Soles) or its equivalent in foreign currency, or where the adverse result would or could have a Substantial Adverse Effect, except those described in Annex 3.1(j), which is confirmed upon signing this Comprehensive Amendment on the Closing Date.

(d)

Effectiveness and Validity of Representations and Warranties: The Representations and Warranties, to the extent they have been qualified by materiality or in reference to the existence of a Substantial Adverse Effect, remain effective and accurate pursuant to said qualification and, to the extent they have not been qualified, remain effective and accurate, as well as on the Closing Date, except for any Declaration or Warrant expressly made with respect to a specific date, in which case said Declaration or Warrant will be accurate as of said date.

(e)

Disbursement Request. The Borrower has remitted the Disbursement request using the form included in Annex D to this Comprehensive Amendment, and the Disbursement Date proposed is within the Availability Period, it being understood that compliance with the pre-existing conditions set forth in Clause 3.2 must be verified on or before the Disbursement Date.

(f)	Opening the Disbursement Account: The Disbursement Account is open.

(g)	Compliance with Conditions Set for Closing: At the satisfaction of the Administrative Agent, compliance with the pre-existing conditions established in Clause 3.1., where applicable, is maintained.

(h)

Guaranties. The records to register the Asset Trust Agreement, the Monetary Receivables Trust Agreement, the Mortgage Agreement and the Mortgage Agreement for Additional Properties have been filed with the Public Registry of Lima (for real properties located in the province, to later be transferred to the corresponding Public Registry), with the exception of the letters rogatory on the Properties in Reorganization and the Leasing Properties.

(i)

The procedure for disbursement under the International Loan has initiated according to the disbursement mechanism agreed upon in the International Loan Documents and no non-compliance event has occurred under the International Loan.

The Parties agree that the Administrative Agent, acting under instruction from the Creditor Banks, has the right to determine compliance with the conditions set for the New Disbursement and the restructuring of the Existing Facility. If the Administrative Agent, acting under instruction from the Creditor Banks, determines that any condition has not been met, the Creditor Banks will not have any obligation or liability to the Borrower to make the New Disbursement or restructure the Existing Facility, a situation that the Borrower explicitly accepts.

If, within thirty (30) calendar days following the Closing Date, all pre-existing conditions indicated in this Clause 3.2 have not been met (or the Bank has not waived them), the Bank may unilaterally terminate the Comprehensive Amendment in full right under article 1430 of the Civil Code; or grant the Borrower a grace period to comply with said pre-existing conditions, at its sole discretion.

FOURTH SECTION

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

CLAUSE 4.1. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Administrative Agent that as of the Closing Date:

(a)

Organization and Qualification: The Borrower, the Guarantors, Auna Colombia, GSP and the Mortgage Guarantors are corporations established and existing under the Applicable Laws, and are authorized to own their assets and carry out their ordinary activities.

(b)

Powers and Authorizations: The Borrower, the Guarantors, GSP and the Mortgage Guarantors hold and have granted their representatives all powers and authorizations necessary to sign this Comprehensive Amendment and all other Loan Documents, as applicable, as well as to comply with the obligations assumed in said documents. The signature and execution of this Comprehensive Amendment and all other Loan Documents by the Borrower, the Guarantors and the Mortgage Guarantors, as applicable, falls within their respective corporate authorities, and for the case of the Borrower, GSP [and] Medic Ser, they have been specifically approved by the General Meetings of Shareholders for said companies.

(c)

Enforceable Compliance and Valid Legal Act: This Comprehensive Amendment, the other Loan Documents and obligations derived from the same constitute valid and legally enforceable and executable obligations pursuant to their terms with enforceable compliance for the Borrower, the Guarantors and the Mortgage Guarantors, as applicable, except that (i) mortgage rights in rem generated under the Mortgage Agreement and the Mortgage Agreement for Additional Properties will be valid and enforceable once they are recorded in the corresponding public registries, (ii) the Asset Trust Agreement and the Monetary Receivables Trust Agreement will take effect on the Disbursement Date and the Effective Date; and (iii) the Stock Guaranty Agreement may be contested by third parties once it is recorded by the Colombian Guaranties Agent in the Colombia Securities Registry and the PMLA Shareholder Book).

(d)

Authorizations: Except when expressly set forth in the Loan Documents and the International Loan Documents, including recordation of the Stock Guaranty Agreement with the Colombia Securities Registry, recordation of the Stock Guaranty Agreement in the PMLA Shareholder Book, report on external indebtedness, and enforcement of guaranties by Auna Colombia with the Central Bank for the Republic of Colombia (Banco de la República) and authorization from the Colombia Superintendence of Health related to the enforcement of the Guaranty granted under the Stock Guaranty Agreement, no authorization, approval, dispensation, waiver, exception and/or notice to any Person is required for proper celebration and compliance by the Borrower, the Guarantors and the Mortgage Guarantors of the Loan Documents in which they participate, or for the assumption of obligations derived from the same.

The Borrower and Guarantors have all legal and regulatory authorizations for the normal course of their activities.

(e)

Non-Existence of Conflicts: The signature and execution of this Comprehensive Amendment and all other Loan Documents by the Borrower, the Guarantors and the Mortgage Guarantors, does not conflict or create a situation of non-compliance with respect to (i) the terms, conditions or stipulations of the corporate bylaws and other incorporation documents of the Borrower, the Guarantors and the Mortgage Guarantors, (ii) the Applicable Laws, or any ruling, award, resolution, legal order or decree from any court or Governmental Authority, or (iii) any agreement, convention or contract in which the Borrower, the Guarantors or the Mortgage Guarantors are parties or are obligated; to the extent that said conflict or situation of non-compliance could reasonably result in a Substantial Adverse Effect or Non-Compliance Event.

Likewise, there is no greater right, encumbrance, restriction, limitation and/or impediment of any type to in any way hinder, prohibit, limit and/or restrict (i) the authorities and rights of the Borrower, the Guarantors or the Mortgage Guarantors in signing the Loan Documents they participate in, or (ii) the authorities and rights of the Bank derived from the Loan Documents.

(f)

Legal Situation: The Borrower, the Guarantors and the Mortgage Guarantors are not in any situation of non-compliance with Applicable Laws or any ruling, award, judicial or administrative mandate, or decree from any court or Governmental Authority where non-compliance would generate a Substantial Adverse Effect.

(g)

Contractual Position: The Borrower, the Guarantors and the Mortgage Guarantors are not in any situation of non-compliance with any contract, convention or agreement in which they are a party or have intervened where non-compliance could reasonably generate a Substantial Adverse Effect.

(h)

Financial Statements: (a) the Financial Statements (i) were prepared in conformance with IFRS, consistently applied during the covered period, except when indicated in the same; (ii) adequately represent, in all material aspects, the financial position of Auna, Medic Ser and Oncocenter Perú, S.A.C. and their respective Subsidiaries as of the date of the same, and the outcomes of their operations for the period covered therein in conformance

IFRS, consistently applied during the covered period, except as indicated in the same; and (iii) substantially show all indebtedness of Auna and its Subsidiaries on the date of the same, including obligations for substantial taxes and substantial obligations, and (b) the unaudited consolidated general balance sheet for Auna, Medic Ser and Oncocenter Perú S.A.C. and their respective Subsidiaries at September 30, 2018, and the consolidated profit/loss, cash flow and changes in equity statements for the nine-month period ended on said date and for the equivalent period in the prior fiscal year for Auna (i) were prepared in conformance with IFRS, consistently applied during the covered period except as indicated in the same; and (ii) adequately represent, in all material aspects, the financial position of Auna and its Subsidiaries on the date of the same, and the outcomes of their operations for the period covered therein, subject, in cases (i) and (ii) above, to the absence of footnotes and the usual accounting adjustments made at the end of the period.

Between December 31, 2017, and the Closing Date, no substantial changes have been recorded that could have a Substantial Adverse Effect for the Borrower and/or any of the other companies whose financial positions are reflected in the Financial Statements.

(i)

Judicial, Arbitration and/or Administrative Proceedings: As of the Closing date, no notice has been given of any action, investigation, grievance, judicial, arbitration and/or administrative procedure, either pending or in process against the Borrower or any of the Guarantors involving amounts equivalent to or individually exceeding the amount of PEN 10,000,000.00 (ten million and 00/100 Soles) or its equivalent in foreign currency, except those described in Annex 3.1(j).

(j)

Accuracy and Coverage of the Information Provided: As of the Closing Date, the Representations and Warranties contained in the Loan Documents do not include any false declarations made about any event, nor do they omit any relevant event that could cause the information provided to lead the Bank to error. In the same way, the Borrower declares it has provided complete and accurate information to the Bank.

(k)

Non-Existence of Unforeseen Events or Force Majeure: The businesses and properties of the Borrower and the Guarantors, and in the case of the Mortgage Guarantors, those that comprise the Guaranties, have not been affected, nor do they remain affected by fire, explosion, accident, strike, forced shutdowns, seizures, other precautionary measures, or any other similar circumstance that causes or may cause a Substantial Adverse Effect.

(l)

Taxes: The Borrower and the Guarantors have met their formal and substantial tax obligations, except those for which they have filed instruments of appeal pursuant to the Applicable Laws, and that cannot reasonably generate a Substantial Adverse Event, having made all adequate accounting allowances for such purpose pursuant to GAAP or other enforceable accounting principles.

(m)

Immunity: The Borrower, the Guarantors and the Mortgage Guarantors are subject to the general legal framework, and have no type of immunity or special privilege to be able to appeal to agencies with jurisdiction.

(n)

Utilization of Funds: The funds obtained in the New Disbursement will solely be used for the purposes specified in Clause 2.1 of this Comprehensive Amendment. The Borrower has given and provided the Bank with all information that is related to any other contract, agreement or operation, event and/or circumstance linked to the allocation of the funds obtained under the Credit.

(o)

Subordination: The payment obligation for this Credit is not subordinate in priority, range or payment of any other debt or obligation undertaken by the Borrower before or after the date the Comprehensive Amendment is signed, except what is set forth by the Applicable Laws.

(p)

Dissolution, liquidation, insolvency and others: The Borrower, the Guarantors and the Mortgage Guarantors are not involved, nor does the Borrower anticipate being involved, in any of the causes for dissolution, liquidation, restructuring or other special regime for restructuring the equity or bankruptcy covered in the Applicable Laws.

Likewise, the Borrower, the Guarantors and the Mortgage Guarantors have not requested, nor does the Borrower anticipate requesting, that any creditor of the Borrower, the Guarantors and the Mortgage Guarantors requests a declaration of insolvency or initiation of any procedure that entails legal protection over the equity of the Borrower, the Guarantors or the Mortgage Guarantors, or the suspension of payments or global restructuring or refinancing of any of their liabilities, according to Applicable Laws. Likewise, the Borrower, the Guarantors and the Mortgage Guarantors have not entered, nor does the Borrower anticipate entering with its creditors, contracts or agreements to restructure obligations that would involve non-compliance, extension or suspension of its obligations under the Loan Documents.

(q)

Employment Situation: The Borrower declares that as for itself and the Guarantors, any procurement of staff, outsourced services or work charged to complementary service companies is substantially adapted to the Applicable Laws.

In general, the Borrower and the Guarantors are not in a situation of non-compliance with Applicable Laws regarding social security, employment regime and/or pensions that could generate a Substantial Adverse Effect.

(r)	Non-Compliance Event: The Borrower, the Guarantors, GSP and the Mortgage Guarantors are not involved in any event, act or situation that does or could configure a Non-Compliance Event.

(s)

Insurance: The Borrower and the Guarantor have all insurance policies required under Applicable Laws (in the case of Auna Colombia, the laws applicable in the Republic of Colombia) and the standards for their industry to pursue their respective activities. The Mortgage Guarantors have insurance policies on the property conveyed in the mortgage.

(t)

Operations with linked companies, Affiliates or Subsidiaries: The Borrower declares that the commercial operations the Borrower and Guarantors have to date with other Affiliates and/or Subsidiaries have been carried out at market prices and conditions.

(u)	International Loan: Auna Colombia is compliant with representations and warranties corresponding to it, as established in Article V of the International Credit Agreement.

(v)

Anti-Corruption: Neither the Borrower nor its stockholders, partners, Guarantors, directors, managers, employees, or any other person or agent acting on behalf or in the interest of the Borrower (under instructions from either of the above), nor any of its Affiliates to the knowledge of the Borrower (hereinafter, “Representatives”), have taken any action constituting a violation by said Person of Anti-Corruption Laws or Anti-Laundering Laws. The Borrower has implemented and maintains policies and procedures reasonably designed to comply with Anti-Corruption Laws and Anti-Laundering Laws, as applicable. Neither the Borrower nor its Representatives have incurred in any of the situations described below:

(i)

Participate in acts of corruption and/or bribery with respect to any national or foreign authority, or any third party (in the public or private realm), and/or grant or offer, or have attempted to grant or offer payments, gifts, promises to pay, personal benefits or other similar benefits contradicting the Applicable Laws to any public official or person linked to or who could influence a public official or third party (in the public or private realm) that could generate a benefit for the Borrower or its Representatives.

(ii)

Have been or be formally accused or civilly or criminally sentenced, suspended and disqualified in any of its functions, or administratively sanctioned, for having participated in the acts described in item (i) above, in Peru or abroad.

(iii)

Be mentioned within the scope of Law No. 30,737 or any standard, in its broadest sense, that regulates, modifies, expands or replaces the mentioned Law No. 30,737, whether or not they are specifically included in the list published by the Ministry of Justice and Human Rights (in application of the above standard) or the entity that may replace it.

(iv)	Have admitted to or acknowledged the commission of those crimes mentioned in section i) with any national or foreign authority having jurisdiction.

(w)	Subordination Agreements: As of the Closing Date, there is no Permitted Subordinate Dent other than that subject to the subordination agreement signed on the Closing Date.

(x)

Delgado Clinic: (i) in the event of separation for improvements on the land adjacent to the Delgado Clinic, the clinic will continue to meet the necessary requirements for maintaining or obtaining an operating license similar to the current one, and (ii) improvements on the Surface Rights does not invade the airspace of the lot adjacent to the Delgado Clinic.

Each of the Representations and Warranties made by the Borrower is correct and accurate on the Closing Date and will be understood as ratified on the Disbursement Date.

FIFTH SECTION

OBLIGATIONS OF THE BORROWER

CLAUSE 5.1. Obligations. The Borrower is obligated to the Creditor Banks, throughout the term of the Comprehensive Amendment, to comply with the following and/or as applicable, to ensure that Guarantors and Mortgage Guarantors, as applicable, comply with the following:

(a)

Pay the Creditor Banks, through the Administrative Agent and within the periods established in the Comprehensive Amendment, each and every sum owed under the Credit pursuant to the Comprehensive Amendment, as well as pay any sum for expenses, interest (both compensatory and default, if applicable) fees or others owed to the Creditor Banks or the Administrative Agent in conformance with the Loan Documents.

(b)	Utilize the funds expected under the New Disbursement solely for the purposes established in Clause 2.1 of this Comprehensive Amendment.

(c)

Maintain the course of businesses for the Borrower and the Guarantors, and ensure they abstain from directly or indirectly being involved in any activity outside the regular course of business (except when specifically set forth in the Loan Documents and/or the International Loan Documents in force as of the Closing Date, or as they have been amended with approval from the Administrative Agent).

(d)

Provide or ensure timely provision to the Administrative Agent, with a copy to Cofide, of all complete, accurate and reasonably relevant information to follow up on the Credit that the Administrative Agent may request of the Borrower, in relation to it or the Guarantors. Likewise, at least once per calendar year, give the Administrative Agent and its advisers (and, if required, Cofide and its advisers) access to the records and archives of the Borrower at its facilities, so that the Administrative Agent can verify, during the normal business hours of the Borrower, compliance with the obligations undertaken in the Loan Documents, as long as a written request is sent by the Administrative Agent at least three (3) Business Days prior to making the corresponding visit. If a Non-Compliance event has been configured and maintained, the number of visits that the Creditor Banks deem necessary can be made. Likewise, the Creditor Banks can make additional visits even when a Non-Compliance Event has not been configured, if they assume the cost of the same.

(e)

Keep its accounting books and records, and ensure the Guarantors keep their accounting books and records, according to GAAP or applicable accounting principles. The annual financial statements must be audited by one of the external auditing firms with international prestige listed in Annex 5.1 (e) to this Comprehensive Amendment.

(f)

Deliver a copy of the audited consolidated annual financial statements for Auna and Auna Colombia to the Administrative Agent (with a copy to Cofide) as soon as possible, but always within one hundred twenty (120) calendar days following the end of the fiscal year starting with (and including) fiscal year 2018. Likewise, it must deliver a copy of the unaudited consolidated quarterly financial statements for Auna and Auna Colombia to the Administrative Agent (with a copy to Cofide) within sixty (60) calendar days following the end of the respective quarter.

The copies of the unaudited financial statements mentioned in this item (f) must be signed by the general accountant, the managing director or the manager of administration and finance for the respective companies.

The Borrower must ensure that the following are delivered to the Administrative Agent (with a copy to Cofide): (i) audited individual annual financial statements for the

Borrower; (ii) the audited individual annual financial statements for Medic Ser within one hundred twenty (120) calendar days following the close of each fiscal year; and (iii) the unaudited individual quarterly financial statements for Medic Ser Perú S.A.C. within forty-five (45) calendar days following the end of the respective quarter.

Financial statements to be delivered pursuant to item f) must include the following: (i) comprehensive profit/loss statements; (ii) statements of financial position; (iii) statements of changes in net equity; and (iv) cash flow statements.

(g)

Deliver a certificate of compliance to the Administrative Agent (with a copy to Cofide), together with the copies of the financial statements referenced in item f) above, signed by the managing director, the manager of administration or the finance manager of the Borrower as an affidavit (the “Certificate of Compliance”), indicating the following: (i) that the Borrower, the Guarantors and the Mortgage Guarantors, as the case may be, are faithfully complying with and observing the obligations that they have assumed under the Comprehensive Amendment and the other Loan Documents; (ii) that no Non-Compliance Events have occurred; (iii) revealing any event or circumstance hat has occurred or is maintained, entailing a deviation from the Representations and Warranties made by each of them as of the Disbursement Date (it being understood that the occurrence of a deviation from the Representations and Warranties will not in and of itself generate a Non-Compliance Event, having to analyze whether the particular event or circumstance suggests a Non-Compliance Event at the reasonable discretion of the Creditor Banks); (iv) the details of the calculation for financial obligations established in Clause 5.3 of the Comprehensive Amendment; and (v) the details on the channeling of Monetary Receivables as indicated in Clause 5.1 (q) of the Comprehensive Amendment. In the case of the Certificate of Compliance that the Borrower must deliver together with the audited annual financial statements, it must also include the total appraisal on the properties comprising the Guaranties, according to the most recent appraisal reports that have been required under the Asset Trust Agreement, the Mortgage Agreement and the Mortgage Agreement for Additional Properties. The Certificate of Compliance must follow the format contained in Annex 5.1 (g) to this Comprehensive Amendment.

(h)

Inform the Administrative Agent (with a copy to Cofide) about the occurrence or notification of any non-compliance event under the International Loan Documents within five (5) Business Days following the date that Knowledge of said occurrence has been given or said notification has been received.

(i)

Report, and ensure that the Guarantors and Mortgage Guarantors report, the Administrative Agent, with a copy to COFIDE, any event or circumstance that could reasonably constitute or generate a Non-Compliance Event or a Substantial Adverse Effect, within five (5) Business Days following Knowledge of the event or circumstance.

(j)

Inform the Administrative Agent (with a copy to Cofide), within two (2) Business Days following the date the respective notification is received, if any bankruptcy proceedings continue or are initiated for the Borrower or any of the Guarantors or the Mortgage Guarantors, in conformance with the Applicable Laws.

(k)

Inform, and ensure that the Guarantors inform, the Administrative Agent (with a copy to Cofide), within five (5) Business Days following the date the respective notification is received, of any resolutions that order the seizure, confiscation or any other precautionary measure originating from arbitration, judicial, administrative or coactive procedures of any nature, involving any of the assets of the Borrower or the Guarantors, as applicable, with an adverse result that would or could reasonably have a Substantial Adverse Effect. This obligation will also apply to the Mortgage Guarantors with respect to the assets comprising the Guaranties.

(l)

Comply, and ensure that the Guarantors comply, with (i) the Applicable Laws where non-compliance could generate, at the reasonable discretion of the Creditor Banks, a Substantial Adverse Effect; (ii) the requirements of all Governmental Authorities referring to licenses, certificates, permits and other authorizations necessary to conduct their business where non-compliance could generate, at the reasonable discretion of the Creditor Banks, a Substantial Adverse Effect; and (iii) obtaining and keeping all permits, licenses and authorizations from Governmental Authorities in force that may be necessary to conduct their respective business according to Applicable Laws, when not obtaining or keeping them in force could generate, at the reasonable discretion of the Creditor Banks, a Substantial Adverse Effect.

(m)

Carry out, and ensure that the Guarantors carry out, operations with Subsidiaries and Affiliates only (i) under market conditions as if they were carried out with a Person who is not an Affiliate; or (ii) under terms consistent with those established in the transfer price report obtained by the Borrower and Guarantors, and applicable to said operations.

(n)

Preserve and maintain, and ensure that the Guarantors preserve and maintain, their respective corporate existences, except for transactions permitted under Clause 5.2 below or the International Loan Documents in force as of the Closing Date, or as they have been modified with approval from the Administrative Agent.

(o)	Maintain, and ensure that the Guarantors maintain, (i) their assets (either owned or leased, or under any other title,

particularly those comprising the Guaranties) in a good state of preservation, except for the usual product wear from use, and (ii) insurance policies with any of the first-class insurance companies listed in Annex 5.1 (o) that cover their substantial assets (particularly those comprising the Guaranties) against all risks, under terms and with coverage typical of companies that operate in Peru and have assets and businesses similar to those of the Borrower and the Guarantors. If any of the insurance companies listed in Annex 5.1 (o) or they all cease to operate, the Borrower will propose to the Administrative Agent the insurance companies that grant the policies required, and prior approval from the Administrative Agent for the Borrower to contract with them will be required. This obligation will also apply to the Mortgage Guarantors with respect to the properties comprising the Guaranties.

(p)

The Borrower undertakes to consider the Bank, for purposes of the national banking services and operations that the Borrower requires of financial companies in the national financial system, as long as the terms and rates of the Bank are competitive, at the reasonable discretion of the Borrower.

(q)

Subject to the above paragraph, to ensure that the monthly Monetary Receivables flows that enter the Monetary Receivables Trust every month are at least equivalent to 50% of total sales obtained by the Borrower in the corresponding month.

If, in any given month, the stipulations of the paragraph above are not met, (i) the Borrower must inform the Administrative Agent (with a copy to Cofide) of this, attaching the corresponding support, within thirty (30) calendar days counted from the last calendar day of the corresponding month, and (ii) the obligation indicated in the above paragraph will be considered unmet if, in the immediately following month, the monetary receivables entering the Monetary Receivables Trust also do not represent at least 50% of the total monthly sales obtained by the Borrower, except when the latter has offered to include monetary receivables for an additional intermediate payment in the Monetary Receivables Trust, at the reasonable satisfaction of the Administrative Agent, which would allow the monetary receivables entering the Monetary Receivables Trust to thereafter represent less than 50% or more of the total monthly sales obtained by the Borrower, and it has signed the documentation necessary to incorporate said additional monetary receivables into the Monetary Receivables Trust. If the Parties have added the monetary receivables corresponding to an intermediate payment in addition to the Monetary Receivables Trust and, for two (2) consecutive months, the monetary receivables derived from Visa debit or credit card sales are equal to or greater than 50% of the monthly sales for the Borrower, the Borrower will have the right to release the monetary receivables corresponding to the additional intermediate payment added to the Monetary Receivables Trust.

The following must be indicated in each Certificate of Compliance that the Borrower delivers to the Administrative Agent (with a copy to Cofide) in adherence with Clause 5.1 (g) of this Comprehensive Amendment: (i) the total amount of Monetary Receivables that have entered the collection account for the Monetary Receivables Trust during the immediately prior quarter; and (ii) the total sales for the Borrower during the same immediately prior quarter, reflected in the corresponding quarterly financial statements of the Borrower.

(r)

Ensure that within forty-five (45) Business Days following the date filed with the corresponding Registry (in the case of the Mortgage Agreements, for each property), the Mortgage Agreements, the Mortgage Agreement for Additional Properties (with the exception of the mortgage on the Properties in Reorganization and the Leasing Properties), the Monetary Receivables Trust Agreement and the Asset Trust Agreement are recorded.

The periods given above will be automatically extended one single time for an additional period of forty-five (45) Business Days, should registry observations be presented. The Borrower must inform the Administrative Agent about any processes being completed to remedy the registry observations that may be pending.

(s)	Comply with and ensure that the Guarantors and Mortgage Guarantors comply with the obligations that have been assumed under the Loan Documents in which they are a party.

(t)

Subordinate, and ensure that the Guarantors subordinate, all loans, debts or financial obligations with stockholders, directors, managers, administrators, Affiliates or Subsidiaries of the Borrower or the Guarantors, as applicable, to the obligations assumed under the Loan Documents by signing the corresponding Subordination Agreements to qualify as Permitted Subordinated Debt.

(u)

At least maintain a pari-passu status for the Credit in relation to any debt or financial obligation of the Borrower and/or any of the Guarantors, including debt under the International Loan Documents.

(v)

Keep the rights and obligations with third Persons current and fully effective, and ensure the Guarantors keep them current and fully effective, with whom the Borrower or any of the Guarantors may have any type of contractual and/or legal connection, and when loss of this does or could generate a Substantial Adverse Effect.

(w)

To the extent necessary, as agreed upon in the Monetary Receivables Trust Agreement, deposit the reserve amount, equivalent at all times to the amount of interest on the Credit to be paid in the following three (3) months, to the reserve account under the Monetary Receivables Trust Agreement.

(x)

Send the Administrative Agent (with a copy to Cofide), and ensure that the Guarantors send the Administrative Agent (with a copy to Cofide), within fifteen (15) calendar days following the end of each quarter, a copy of the minutes from the General Meeting of Shareholders or Board Meeting of the Borrower and the Guarantors, as applicable, that may have been held during the prior quarter and, if a General Meeting of Shareholders or Board Meeting of the Borrower or the Guarantors is held, as applicable, wherein substantial agreements are made, send the Administrative Agent (with a copy to Cofide) a copy of the minutes from the corresponding General Meeting of Shareholders or Board Meeting within fifteen (15) Business Days counted from the date said General Meeting of Shareholders or Board Meeting is held.

(y)	Send, or ensure that Medic Ser sends, within the Business Day following the Closing Date, a written notice to the Red Cross informing it that an amendment has been made to the Asset Trust Agreement.

(z)

Ensure that the Guaranties or guarantees that replace them, in a manner and substance reasonably acceptable for the Creditor Banks pursuant to the Loan Documents, remain in force and enforceable for the effective period of the Comprehensive Amendment taking into account that (i) mortgage rights in rem generated under the Mortgage Agreement and the Mortgage Agreement for Additional Properties will be valid and enforceable once they are recorded in the corresponding public registries, (ii) the Asset Trust Agreement and the Monetary Receivables Trust Agreement will take effect on the Disbursement Date and the Effective Date; and (iii) the Stock Guaranty Agreement may be contested by third parties once it is recorded by the Colombian Guaranties Agent in the Colombia Securities Registry and the PMLA Shareholder Book).

(a*)

Ensure compliance with the value of the property guaranties established under the Guaranty Agreements (without duplicating the value of the Surface Rights and the improvements constructed thereon) is equal to or exceeds USD 135,000,000.00 (one hundred thirty-five million and 00/100 Dollars) according to the most recent appraisal reports that the Borrower provides according to the Asset Trust Agreement, the Mortgage Agreement and the Mortgage Agreement for Additional Properties. If the Administrative Agent warns that the value of the property guaranties is less than USD 135,000,000.00 (one hundred thirty-five and 00/100 Dollars), as the Borrower has declared it as such in the Certificate of Compliance or in any other way, the Borrower will be obligated – at the sole requirement of the Administrative Agent, as the Creditor Banks may request – to incorporate other properties with the Asset Trust Agreement and/or establish a mortgage on the same (as the Creditor Banks may Agree), such that the total value of the property conveyed as collateral is equal to or exceeds USD 135,000,000.00 (one hundred thirty-five million and 00/100 Dollars). The incorporation of said properties to the Guaranties must take place within thirty (30) days following the date on which the Administrative Agent has informed the Borrower that the total value of the property collateral is less than USD 135,000,000.00 (one hundred thirty-five million and 00/100 Dollars). For purposes of making the incorporation of additional properties to the Asset Trust and/or establishment of a mortgage on the same viable and perfect, the Borrower is obligated to sign, and ensure that the Mortgage Guarantors (as necessary) sign, the public and/or private documents that may be necessary. The registration to incorporate the properties as entrusted assets under the Asset Trust Agreement and/or establishment of a mortgage must be obtained by the Borrower with periods similar to those established in item (r) of this Clause 5.1.

(b*)

Inform the Administrative Agent, with a copy to COFIDE, within five (5) Business Days after having been notified or given Knowledge of any adverse change in the physical-legal position of the properties comprising the Guaranties, or any situation that prevents their use for the activities carried out on the same at the time they are incorporated to the Guaranties. If the circumstances indicated above determine that the appraised value of said properties is reduced to less than USD 135,000,000.00 (one hundred thirty-five million and 00/100 Dollars), the stipulations of item (a*) above will apply.

(c*)

Sign the documents necessary (including the respective Public Instrument) to grant the (i) mortgage on the Properties in Reorganization within no more than thirty (30) Business Days counted from the Closing Date, as well as ensure recordation of said mortgage within forty-five (45) Business Days following the date the corresponding public instrument is signed; and (ii) mortgage on the Leasing Properties within no more than 45 (forty-five) Business Days counted from the Closing Date, as well as ensure recordation of said mortgages within thirty (30) Business Days following the date of their conveyance.

The periods given above will be extended with prior authorization from the Administrative Agent acting under instructions from the Creditor Banks, one single time for an additional period up to thirty (30) Business Days, if registry observations are observed. Said authorization will not be denied as long as the Borrower reasonably demonstrates that it is completing the processes necessary to remedy the registry observations that may be pending.

(d*)

Ensure that Medic Ser records the manufacturing declaration for the building constructed on the Surface Rights and the Adjacent Property, in the Electronic Records corresponding to the Registry of Real Property of the Registry Office of Lima and Callao, within no more than four months of the Closing Date.

(e*)

Shareholder Registry: Record the signature of the Asset Trust Agreement in the shareholder registry of the Borrower, and deliver a certified copy of stocks issued by the Borrower in favor of La Fiduciaria S.A. with a record of having signed the amendment to the Administrative Agent within the business day following the Disbursement Date.

(f*)	Ensure that the Stock Guaranty Agreement and the Colombia Bond Agreement are signed within two (2) Business Days after the Disbursement Date.

CLAUSE 5.2. Restrictions. The Borrower is obligated to the Creditor Banks, during the entire effective period of the Comprehensive Amendment, to comply with the following restrictions and/or to ensure that the Guarantors and the Mortgage Guarantors, as applicable, comply with the following restrictions:

(a)

Not assign its contractual position, or assign or transfer, in full or in part, all or some of its rights or obligations derived from the Loan Documents in which it is a party, without prior written consent from the Administrative Agent. Likewise, to ensure that the Guarantors do not assign their contractual position, or assign or transfer, in full or in part, all or some of their rights or obligations derived from the Loan Documents in which each one is involved, without prior and written consent from the Administrative Agent or except when set forth in the Loan Documents.

(b)

Not distribute dividends, reduce capital or carry out any act equivalent to the distribution of profits if they exist and a Non-Compliance Event is maintained. Likewise, the Borrower is obligated to ensure that Guarantors do not distribute dividends, reduce their respective equities or carry out any act equivalent to the distribution of profits if they exist, and a Non-Compliance Event is maintained or, if as a consequence of said acts, a Non-Compliance Event could be generated.

(c)

Without prior written authorization from the Administrative Agent, abstain from, and ensure that the Guarantors abstain from: granting collateral to Third Parties, either as a guarantee of its own obligations, of companies economically linked to it,

Affiliates, Subsidiaries or Third Parties, when it involves amounts exceeding USD 5,000,000.00 (five million and 00/100 Dollars), as long as a Non-Compliance Event is not or could not be generated as a consequence of said acts or, at the reasonable discretion of the Creditor Banks, a Substantial Adverse Effect, except when related to (i) guaranties under any Loan Document or the International Loan Document; (ii) guaranties in the framework of any Permitted refinancing (as long as (a) for secured loans, the total coverage value of the collateral granted does not increase over the coverage of collateral for the Creditor Banks on the measurement date; and (b) for unsecured loans, new guaranties are not granted over the coverage of guaranties for the Creditor Banks on the measurement date), (iii) guaranties existing as of November 30, 2018, according to the list included in Annex 5.2(c)(i) to this Comprehensive Amendment, and any extension or renewal of the same, provide that (a) the property granted as collateral does not change, (b) the amount guaranteed does not increase, except when permitted by the Loan Documents or the International Loan Documents in force as of the Closing Date, or as they have been modified with approval from the Administrative Agent, (c) the direct or indirect obligee does not change; and (d) any renewal, refinancing, restructuring or extension is not prohibited by the Loan Document or the International Loan Document; (iv) guaranties backed by Securable Debt; (v) guaranties on the assets listed in Annex 5.2(c)(ii) and on any asset that is not currently the property of the Borrower or the Guarantors and is acquired after the Closing Date; (vi) any other guarantee in an aggregate amount that does not exceed USD 10,000,000.00 (ten million and 00/100 Dollars) (or its equivalent in Soles), as long as a Non-Compliance Event has not occurred and been maintained, and the same cannot reasonably be generated as a consequence of granting said guaranty calculated pro forma; and (vii) any other guaranty that is permitted under the International Credit Agreements.

(d)

Without prior written authorization from the Administrative Agent, abstain from, and ensure that the Guarantors abstain from, making investments (as the term “Investments” is defined in the International Credit Agreement) in Third Parties, except when for (i) investments held by the Borrower or its Subsidiaries in cash equivalents in Peru; (ii) investments existing as of November 30, 2018, according to the list included in Annex 5.2(d) to this Comprehensive Amendment; (iii) the PMLA Acquisition; (iv) investments associated with the PPP Project that do not exceed a total aggregate sum of PEN 35,000,000.00; (v) to the extent that it constitutes an investment in a Third Party, acquisition of a stock package from the Borrower owned directly or indirectly by the Victor Hugo González Estate, as long as they do not exceed a total aggregate sum of USD 22,000,000.00 (twenty-two [million] and 00/100 Dollars) (or its equivalent in Soles); (vi) investments in any Third Party that becomes a Guarantor; (vi) any Acquisition, as long as a Non-Compliance Event has not occurred or been maintained or the same could occur after completing said Acquisition and that, considering the pro forma effect of said Acquisition, the Borrower is compliant with all financial obligations considered in number 5.3 of this Comprehensive Amendment for the most recent fiscal quarter for which the Borrower has been obligated to present financial statements pursuant to Number 5.2(f); (viii) loans among Affiliates domiciled in Peru for an aggregate amount that does not exceed PEN 200,000,000.00 (two hundred million and 00/100 Soles), (xix) other investments that do not exceed the sum of USD 10,000,000.00 (ten million and 00/100 Dollars) (or its equivalent in Soles) in the aggregate for a given fiscal year; and (x) other investments and loans that are permitted under the International Loan Documents in force as of the Closing Date or as they have been modified with approval from the Administrative Agent.

(e)

Abstain from, and ensure that Guarantors abstain from, making significant changes in the principal course and nature of their business, and abstain from directly or through any vehicle, incurring in any activity not related to its normal course of business without authorization from the Administrative Agent.

(f)	Ensure that no Change of Control takes place with respect to the Guarantors.

(g)

Abstain from participating, and ensure that Guarantors do not participate, in any transformation process, corporate reorganization, merger or split with Third Parties, unless (i) it has prior written authorization from the Administrative Agent and the latter agrees with the text of the documents for the operation in question; and (ii) for a Permitted Merger, as long as the Administrative Agent has received the documentation to prove that immediately prior to and after the Permitted Merger takes effect, the Colombian Guaranties Agent will have, to the benefit and in the interest of the Secured Creditors, a first-range guaranty on the PMLA stock. Any transformation process, corporate reorganization, merger or split between the Borrower, its Affiliates and the Guarantors may be made without the need for prior authorization from the Creditor Banks, acting through the Administrative Agent, as long as the product of said operations does not breach any financial obligations considered in Clause 5.3 of this Comprehensive Amendment, does not affect the validity, efficacy or enforceability of the Guaranties and, in general, does not and could not generate, at the reasonable discretion of the Creditor Banks, a Substantial Adverse Effect or Non-Compliance Event.

(h)

Not subordinate or promise to subordinate payment of the obligations considered in this Comprehensive Amendment to any other present or future indebtedness of the Borrower or the Guarantors, including any financing obtained with stockholders, Affiliates or other national or international financial institutions.

(i)

The Borrower must abstain from reimbursing, and ensure that the Guarantors abstain from reimbursing loans or paying for financial obligations of any nature to its stockholders as individuals, directors or administrators when a Non-Compliance Event or a Substantial Adverse Effect has been produced and maintained, or if, as a consequence of said reimbursement, a Non-Compliance Event or, at the reasonable discretion of the Creditor Banks, a Substantial Adverse Effect is configured or generated, or could be configured or generated.

(j)

The Borrower must abstain from reimbursing, and ensure that the Guarantors abstain from reimbursing loans or paying for financial obligations of any nature to its Affiliates and Subsidiaries when a Non-Compliance Event has been produced and maintained.

(k)

Abstain from paying, and ensure that the Guarantors abstain from paying, for extraordinary benefits or similar items to administrators or other officials or employees of the Borrower or Guarantors (except remuneration or per diems to the workers and directors under market terms) when a Non-Compliance Event has been produced and maintained, or if, as a consequence of said payment, a Non-Compliance Event has or could be reasonably configured or generated.

(l)

Ensure that the Surface Rights Agreement remains in force throughout the effective period of the Comprehensive Amendment. In that sense, the Borrower is obligated to ensure that the Surface Rights Agreement is not modified, that the rights or contractual position under the Surface Rights Agreement are not assigned, and that no correspondence is sent to the Red Cross that could constitute or involve (or be interpreted as) a modification of the Surface Rights Agreement, or the exercise or waiver of the rights of Medic Ser under the Surface Rights Agreement without it having been approved by the General Meeting of Shareholders for Medic Ser, in conformance with the requirements and procedure established in the Asset Trust Agreement.

(m)	Make sure not to incur any cause for termination or revocation of the Surface Rights Agreement.

(n)	Make sure not to encumber or establish any type of encumbrance on the trade name “Delgado Clinic” or any element of intellectual property linked to said trade name.

CLAUSE 5.3. Financial Obligations.

5.3.1.

The Borrower is obligated to the Creditor Banks, starting on the Closing Date and as long as the comprehensive Amendment remains in force, to comply with the following financial protections, which will be measured quarterly based on the consolidated financial statements for Auna at the close of each quarter (which will be March 31st, June 30th, September 30th and December 31st of each year, each of aid dates being a “Quarterly Measurement Date”):

(a)	Keep a Consolidated Coverage Index for Debt Servicing equal or greater than 1.20 times.

(b)

Maintain a Consolidated Leverage index (i) less than or equal to 4.75 times, on the Quarterly Measurement Dates that pass between the Disbursement Date and December 31, 2020, (ii) less than or equal to 4.50 times on the Quarterly Measurement Dates that pass between January 1, 2021, and December 31, 2021, and (iii) less than or equal to 3.50 times on the Quarterly Measurement Dates that pass between January 1, 2022, and December 31, 2022, and (iv) less than or equal to 2.50 times on the Quarterly Measurement Dates that pass between January 1, 2023, thereafter.

5.3.2.

The financial protections that are to be measured on each Quarterly Measurement date and the corresponding calculations must be described and sent to the Administrative Agent (with a copy to Cofide) at the same times that the Borrower sends the financial statements and Certificates of Compliance to the Administrative Agent (with a copy to Cofide) pursuant to items (f) and (g) of Clause 5.1 of this Comprehensive Amendment.

5.3.3.

The Consolidated EBITDA to be considered for calculating the financial protections must be, for each Quarterly Measurement Date, the cumulative total for the twelve (12) months prior to said Quarterly Measurement Date.

SIXTH SECTION

NON-COMPLIANCE

CLAUSE 6.1. Non-Compliance Events. If one or more of the events or situations mentioned above should occur, the Administrative Agent will have the right to take the corresponding actions established in Clause 6.2. below:

(a)

Failure to Pay. Failure to make timely payment of any amount corresponding to principal or interest, or any commission, Tax, honorarium, expenses, service or any other amount owed and that the Borrower or Guarantor must pay or reimburse pursuant to the Loan Documents.

(b)

False Representations or Warranties. If, at the reasonable discretion of the Creditor Banks, for any of the Representations or Warranties set forth in the Comprehensive Amendment: (i) if said Representation or Warranty is qualified with respect to its materiality or by reference as a Substantial

Adverse Effect, and it is false or inaccurate with respect to the scope of said qualification, or (ii) if said Representation or Warranty is not qualified, and it is false or inaccurate in its substance as of the Closing Date or the Disbursement Date, the Borrower will have the right to verify, reliably and without reasonable doubt the truthfulness or accuracy of the Representations and Warranties.

Likewise, if the Borrower does not comply with disclosure in a Certificate of Compliance of any deviation of the Representations and Warranties as they were made on the Disbursement Date, as long as this generates or may reasonably be expected to generate, a Substantial Adverse Effect.

(c)	Insolvency, etc. Written acknowledgement by the Borrower or any of the Guarantors of their inability to pay debts, or general assignment; or if:

(i)	The Borrower and/or any of the Guarantors enter bankruptcy proceedings at their own request.

(ii)

A Governmental Authority or other agency (including the National Institute for the Defense of Competition and the Protection of Intellectual Property, INDECOPI [Instituto Nacional de Defensa de la Competencia y de la Protección de la Propiedad Intelectual], and its decentralized offices) that may have jurisdiction over the Borrower and/or the Guarantors, or their respective assets, files an ordinary or preventive bankruptcy proceeding with respect to the Borrower and/or any of the Guarantors or their respective assets or takes any action under any legislation involving bankruptcy, capital restructuring, dissolution, liquidation, receivership, insolvency, encumbrance of assets, suspension of payments or other similar legislation regulating the operations of the Borrower and/or the Guarantors that would render it impossible for them to fulfill the obligations they assume under the Loan Documents when they have been enforced, and said proceeding and/or said action has not been invalidated within forty-five (45) calendar days after the Borrower and/or the respective Guarantor were notified of the initiation of the procedure or the action taken, which may be extended once for the same period of time, at the choice of the Creditor Banks, acting through the Administrative Agent, if there is a reasonable and duly justified request for extension made by the Borrower or respective guarantor.

(iii)

An ordinary, involuntary bankruptcy proceeding is initiated with respect to the Borrower and/or any of the Guarantors, or their respective assets, by a person other than a Governmental Authority or agency with jurisdiction over the Borrower and/or the Guarantors, or their respective assets, and said proceeding has not been invalidated within forty-five (45) calendar days after the Borrower and/or the respective Guarantor were notified, which may be extended once for the same period of time, at the choice of the Creditor Banks, acting through the Administrative Agent, if there is a reasonable and duly justified request for extension made by the Borrower.

(iv)	Dissolution and liquidation proceedings are initiated with respect to the Borrower and/or any of the Guarantors.

(d)

Signature of Public Instruments: If the Borrower, the Guarantors, GSP or the Mortgage Guarantors do not complete the signature of public instruments corresponding to the Comprehensive Amendment and the Guaranty Agreements (with the exception of the Stock Guaranty Agreements, the Colombia Bond Agreement and the NY Bond Agreement) before the Disbursement Date.

(e)

Non-Compliance with Guaranties. If the Borrower, the Guarantors, GSP or the Mortgage Guarantors do not establish or cause the establishment, registration or perfection of Guaranties in favor of the Peruvian Guaranties Agent or the Colombian Guaranties Agent, as applicable, at the times and under the stipulations established in the Loan Documents.

(f)

Loss of validity or first range of the Guaranties. If any of the Guaranties, or the guaranties that may replace them, with a reasonably acceptable form and substance for the Creditor Banks in conformance with the Loan Documents, cease to be effective or lose the first range and preference of the Peruvian Guaranties Agent or the Colombian Guaranties Agent, as applicable, or if any of the Guaranties are declared void or voidable, invalid or ineffective.

(g)

Other non-compliance with the Loan Documents. Non-compliance with (i) the obligations set forth in Clause 5.1 of this Comprehensive Amendment (non-compliance with obligations set forth in items (c), (d), (e), (f), (g), (m), (o), (p), (q), (z) and (a*) of Clause 5.1 may be remedied within thirty (30) calendar days following the date the corresponding notice of non-compliance is received from the Administrative Agent, (ii) the restrictions set forth in Clause 5.2 of this Comprehensive Amendment, (iii) the obligations and financial protections set forth in Clause 5.3 of this Comprehensive Amendment, and/or (iv) the obligations or restrictions set forth in the Guaranty Agreements[1]; and (e) any stipulation that may affect the terms of subordination pursuant to the Subordination Agreements that may be signed.

[1]	Note: Subject to definition in final text of guaranty agreements

(h)

False statements in documents provided. If the existence of false information or documents provided to the Creditor Banks, the Administrative Agent, the Peruvian Guaranties Agent or the Colombian Guaranties Agent by the Borrower within the framework of the operation related to the Loan is verified.

(i)

Non-compliance with obligations to third parties. If the Borrower or any of the Guarantors were to fail to comply, after the corresponding remediation periods have passed, with any obligation assumed under any other contract, agreement and/or accord they have entered with third parties (cross default) for amounts that individually or jointly exceed USD 7,000,000.00 (seven million and 00/100 Dollars), or its equivalent in another currency.

Likewise, a Non-Compliance Event will be considered if the payment obligations under any contract, agreement and/or accord that the Borrower or any of the Guarantors has entered with third parties for amounts that individually or jointly exceed USD 7,000,000.00 (seven million and 00/100 Dollars), or its equivalent in another currency, are accelerated in full, and all amounts under the same will become fully enforceable (cross acceleration).

(j)

Non-compliance with the obligations considered in other contracts with the Bank. If, after the remediation periods have passed, the Borrower and/or any of the Guarantors fail to comply with any of the payment obligations assumed with the Creditor Banks and/or Cofide, by virtue of any financial debt agreement (other than this Comprehensive Amendment) and said non-compliance could originate in the resolution or early termination of the period given for compliance with obligations of the Borrower and/or the Guarantors derived from said financial debt agreement.

(k)

Loss of Preference. If the obligations derived from this Comprehensive Amendment cease to have, in terms of preference, at least pari-passu status, with respect to any current or future obligation of the Borrower and/or the Guarantors.

(l)	Change of Control. If a Change of Control is produced in the Borrower or any of the Guarantors without prior written consent from the Administrative Agent.

(m)

Validity period and effectiveness of the Loan Documents. (i) If the Borrower and/or any of the Guarantors file any legal or extralegal action aimed at obtaining a pronouncement of nullity, voidability, inefficacy, rescission or resolution of any of the Loan Documents; (ii) if a Governmental Authority initiates a process that has the purpose of obtaining a pronouncement from a Governmental Authority as to the nullity, voidability, unenforceability, inefficacy, rescission or resolution of any of the Loan Documents, and said process is not made ineffective within a period of thirty (30) calendar days after the Borrower and/or the corresponding Guarantor or Mortgage Guarantor participating in the same is notified; (iii) if any Governmental Authority issues any type of resolution (be it appealable or not, including injunctions) that has the effect of fully or partially derecognizing the validity, enforceability or efficacy of the Loan Documents and said resolution is not invalidated within thirty (30) calendar days after the Borrower and/or the corresponding Guarantor or Mortgage Guarantor participating in the same is notified; or (iv) if, for any reason, the Loan Documents are or become null, void or ineffective.

(n)

Deprivation of rights. If any act of a Governmental Authority that (i) results in the deprivation of any of the rights of the Creditor Banks that, at its reasonable discretion, may be substantial under this Comprehensive Amendment and the other Loan Documents, and said situation is not remedied by the borrower within fifteen (15) calendar days following receipt of the corresponding notice of non-compliance with the Administrative Agent; (ii) confiscates, expropriates or nationalizes the ownership or control of the Borrower, the Guarantors or the Mortgage Guarantors on their property, stock, or assets or material rights of the Borrower, Mortgage Guarantors and/or the Guarantors, that produces a Substantial Adverse Effect; or (iii) entails the end or replacement of functions of the board of directors or management of the Borrower or Guarantors, or limits their authority to conduct business.

(o)

Unfavorable judgment, award or resolution. If the Borrower or the Guarantors fail to comply with any final legal ruling, arbitration award or administrative resolution, with an adverse result that would have or could have a Substantial Adverse Effect, as long as the payment order is voided within the period granted in the ruling, award or resolution for making the payment.

(p)

Unauthorized assignment. If the Borrower [or] Guarantors carry out any act aimed at assigning their contractual position or their rights in any of the Loan Documents, or transfer their obligations derived from the same, without prior written authorization from the Administrative Agent or the Colombian Guaranties Agent, as applicable.

(q)

Capital disposals. With the exception of transfers or liens established under the Guaranty Agreements, if the Borrower, any of the Guarantors or Mortgage Guarantors (solely with respect to the assets given in the Guaranty): (i) sell, assign, lease, give in usufruct, encumber, dispose of, transfer or affect in any way, their respective assets

(either fixed or intangible, particularly those that form part of the Guaranties), or assign rights to them under any title or modality, including securitizations and transfers in trustee ownership; and/or (ii) sell, assign, lease, give in usufruct, encumber, dispose of or transfer their respective income or assign the rights to them under any title or modality, including securitizations and transfers in trustee ownership. Non-compliance will not be considered to have occurred in the terms described in sections (i) and (ii) of this item (p) when they are acts that: (A) are made as part of the ordinary course of business of the Borrower or corresponding Guarantor; (B) are made in market terms (arms length); (C) are permitted under Clause 5.2, (D) are authorized by Loan Documents or International Loan Documents in force as of the Closing Date, or as they have been modified with approval from the Administrative Agent; or (E) if the requisites given in (A), (B) and (C) are not verified, equity disposals do not or could not generate a Non-Compliance Event or a Substantial Adverse Effect.

(r)

Tax Obligations. If the Borrower and/or any of the Guarantors fail to comply with any of their tax obligations, the result of which would or could reasonably have a Substantial Adverse Effect, if (i) the corresponding periods for appeal established in the Applicable Laws have transpired without the corresponding appeal having been filed; or (ii) if the appeal has been filed in good faith, and it has been rejected by the tax authority and said decision has no other recourse of appeal in the administrative route.

(s)

Injunctions. If a seizure, confiscation or other injunction is decreed on (i) any of the assets forming part of the Guaranties or (ii) any of the properties or assets of the Borrower and/or any of the Guarantors, as long as it generates a Substantial Adverse Effect, even when it is not one of those considered in the Guaranties, and said seizure, confiscation or other injunction is not invalidated within a period of thirty (30) calendar days following the date the Administrative Agent has notified the Borrower.

(t)	Non-Compliance with International Loan Documents. If there is an Event of Default, as said term is defined in the International Credit Agreement.

(u)

Manufacturing Declaration. It is established that non-compliance with the obligation contained in Section 5.1., item (d*), will only be considered a Non-Compliance Event to the extent that the Borrower is not taking all actions reasonably required to achieve compliance with the same or to the extent that said non-compliance generates a Substantial Adverse Effect.

(v)	If the Creditor Banks acknowledge that the Borrower or its Representatives have incurred in any of the situations described in number 4.1.v) prior to or after the Closing Date.

CLAUSE 6.2. Actions derived from Non-Compliance Events. If any of the Non-Compliance Events described in Clause 6.1 above is produced, and the periods for remediation that may be applicable have transpired, the Administrative Agent may declare the Comprehensive Amendment terminated in full right, pursuant to article 1430 of the Civil Code, and the First Additional Clause, by sending written communication through a notary public to the Borrower, or the full or partial acceleration of the Loan, at its sole discretion, accompanying the settlement of the balance due as referenced in article 132, number 7, of the General Law, without the need for any other communication or formality, ending all terms and demanding immediate payment of all outstanding amounts; in which case, the Peruvian Guaranties Agent or the Colombian Guaranties Agent, as applicable, will have the right to make a legal enforcement or claim to settle all outstanding amounts, and claim the Guaranties as established in the Intercreditor Agreement.

Default on the part of the Administrative Agent, the Peruvian Guaranties Agent and/or the Colombian Guaranties Agent, as applicable, in the exercise of their rights will not, in any case, signify a waiver of the same.

If the situation described in the above paragraphs is produced, and the Secured Creditors do not collect the total amount owed to them by the Borrower (including payment for penalties, commissions, expenses, professional honoraria, costs and court costs, collection costs, accrued or to be accrued), compensatory and default interest will be applicable to the referenced debt, at the rates established in this Comprehensive Amendment.

Termination of this Comprehensive Amendment, as well as its novation, extension of any terms or modification of the same, will [not] in any way be made in detriment to the Guaranties granted to the Secured Creditors, which will remain in full force and effect until total payment of the Secured Obligations is made.

SEVENTH SECTION

OTHER PROVISIONS

CLAUSE 7.1. Assignments. The Parties agree that the Creditor Banks may fully or partially assign their contractual position or rights under this Comprehensive Amendment, or other Loan Documents, at any time to an Authorized Assignee without prior consent from the Borrower, as long as (i) the assignments do not result in any additional costs for the Borrower due to the nature of the assignee (except for IGV, which could be applicable to the Amendment Fee and/or future commissions); and (ii) the contractual position or rights under this Comprehensive Amendment and other Loan Documents are not fully or partially assigned to Persons or entities that compete with, or that form part of the same economic group (as this term is defined in the Regulation in Indirect Ownership, Affiliation and Economic Groups approved by Superintendencia Resolution No. 00019-2015) that includes Persons or entities competing with the Grupo Salud del Perú S.A.C. and/or its Affiliates (the “Restricted Assignee”).

When the Authorized Assignee is an investment fund under the administration of the same Creditor Bank, the Borrower agrees in advance that it may hold or make investments in debt for competitors of the Grupo Salud del Perú S.A.C. and its Affiliates, except when said Authorized Assignee qualifies as a Restricted Assignee.

In that sense, the Borrower grants irrevocable consent and authorization in advance for the guaranties granted in favor of the assignor Creditor Bank to be transferred and to secure the rights and/or obligations assigned to the Authorized Assignee, such that the Creditor Banks, the Administrative Agent and/or the Local and/or International Guaranties Agent, as the case may be, do not require later consent from the Borrower to make such assignments.

In the case of an assignment of contractual position, the assignor Creditor Bank and the Authorized Assignee must sign an Adhesion Contract and, once said contract is signed, it will be communicated by the Authorized Assignee to the Administrative Agent within the next five (5) Business Days.

Once the Adhesion Contract is signed, the Administrative Agent will notify the other Creditor Banks and the Borrower of the assignment made. Likewise, the Administrative Agent will proceed to modify the shares in the Loan in its books, taking into account the assignment made without requiring prior authorization from any of the Parties.

If necessary or required by any of the Creditor Banks, the Borrower must sign and deliver one or more new Promissory Notes in exchange for the Promissory Note held by the assignor Creditor Bank (which will be voided and returned to the Borrower, or destroyed pursuant to article 17.3 of Law No. 27,287, Law on Securities) payable to the corresponding Authorized Assignee for the amount of the Loan assigned, and if the assignor Creditor Bank has withheld a portion of the Loan, a new Promissory Note payable to the assignor Creditor Bank in the amount equivalent to the amount withheld and outstanding. The new Promissory Notes will be issued by the Borrower within five (5) Business Days after receipt of the pertinent request. Each new promissory note must adhere to the stipulations of Section 2.3 of the Agreement.

Any assignment or contractual position will be effective between the assignor Creditor Bank and the Authorized Assignee on the date the Adhesion Contract is signed by the assignor Creditor Bank and the Authorized Assignee.

Assignments made by any of the Creditor Banks in adherence to what is set forth in this section will take effect with the Borrower at the same time they are communicated to the Borrower in a written communication.

If the Borrower incurs in any Non-Compliance Event, the Creditor Banks may assign some or all of their rights or obligations, or their contractual position under this Agreement, to any entity, even if the costs of the Loan increase.

The Parties agree that the Borrower may not transfer or assign, under any title, the rights or obligations that correspond to it pursuant to this Comprehensive Amendment or the other Loan Documents, except with express written consent from the Administrative Agent. In any case, the assignee must give an express and written commitment to be obligated to respect and faithfully comply with all terms and conditions set forth in this Comprehensive Amendment and in the Loan Documents.

CLAUSE 7.2. Expenses and costs. The Borrower must pay all reasonable and properly supported costs and expenses incurred by the Creditor Banks or that are generated in relation to this Comprehensive Amendment and the other Loan Documents, including but not limited honoraria and legal fees (including honoraria for external legal advisers), Taxes (except for income tax charged to the respective Creditor Bank for the benefits it may obtain), honoraria and reasonable expenses for other advisers, costs for a certified copy for each Party of the public instruments for each of the Loan Documents, as well as expenses for incorporation or modification of the Guaranties, until their respective recordation in the registry, will be exclusively charged to the Borrower.

Likewise, the Borrower will be responsible for all expenses the Bank may incur in order to carry out: (i) assignments of contractual position, and rights and obligations that the Bank may make to one or more Authorized Assignees, at most within fifteen (15) days following the Disbursement Date; and (ii) any assignment of contractual position, rights or obligations by any Creditor Bank, if a Non-Compliance Event has occurred and remains in effect. The expenses covered include but are not limited to all items indicated in the paragraph immediately above.

CLAUSE 7.3. Increased costs. If, because of a change in the Applicable Law (“Change in the Law”) occurs after this Comprehensive Amendment is signed, there would be produced, as a consequence of making or maintaining the

Loan, any of the following events (each of them an “Event” or jointly the “Events”): (a) any increase in the costs for the money that may affect the Creditor Banks in maintaining the Loan; (b) any major regulatory capital requirement on or based on the existence of the balance of the Loan pending payment; or (c) a reduction in the effective return rate for the Creditor Banks on the Loan principal as a result of changes in the Applicable Law on taxes applicable to the Creditor Banks; thus the Creditor Banks may alternatively modify the Payment Schedule to request reimbursement of the major costs generated from the Borrower as long as it is the stated purpose of the Parties to maintain the initial equivalence of benefits under the Comprehensive Amendment.

Given the occurrence of any Event, or if the Creditor Banks have chosen to take any of the measures indicated in the above paragraph, the Administrative Agent must send a written communication to the Borrower: (i) with a description of the Event, with details and reasonable support, along with the effective date of the same; (ii) the cost that said Event generates for the Creditor Banks; (iv) [sic] the calculation of the amount for which the Creditor Banks, as they determine at their sole discretion, should be compensated for the cost of such Event and/or modification to the Payment Schedule. If the Creditor Banks have chosen to ask the Borrower for reimbursement of the major cost generated and the Borrower does not comply with such request within ten (10) Business Days following receipt of the communication indicated above, the Creditor Banks will be authorized to charge the corresponding amounts to the accounts that the Borrower holds with each of the Creditor Banks according to applicable standards.

Given these situations, the Borrower will have the right to pre-pay the total amount owed (including but not limited to the major cost generated as a consequence of the Event) as of said date, together with the interest accrued; the Early Payoff Fee will not apply in such case.

The Term “Change in the Law” includes any implementation of a legal standard including laws, regulations, resolutions, directives, recommendations or decisions, or their modification, substitution or interpretation by any Governmental Authority or authority from any other country, as well as their respective jurisdictions, political divisions, either national, provincial, state, territorial or local, or any agency, authority, institution, oversight entity, court, central bank, or any other entity exercising executive, legislative, judicial, fiscal, oversight or administrative powers, or functions linked to government.

CLAUSE 7.4. Indemnification Clause. It is expressly, unconditionally and irrevocably agreed by the Parties that the Borrower will indemnify and release the Creditor Banks, the Administrative Agent, the Peruvian Guaranties Agent and the Indemnifiable Persons from any injury, claim or damage, against any damage, claim, loss, injury, liability, debt or expense (including reasonable honoraria and expenses for advisement) resulting directly from any of the activities considered in this Comprehensive Amendment, except in the case of losses, claims, damage, injury and expenses that may be the direct result of action out of fraud or inexcusable fault attributable to the Creditor Banks, the Administrative Agent, the Peruvian Guaranties Agent or an Indemnifiable Person, when this is proven by final decision that is not appealable through a court with competent jurisdiction.

If the Creditor Banks, the Administrative Agent, the Peruvian Guaranties Agent or Indemnifiable Person is involved in any action, procedure or legal or administrative investigation that results in the development of activities as set forth in this Comprehensive Amendment, the Borrower will reimburse the Creditor Banks, the Administrative Agent, the Peruvian Guaranties Agent and the Indemnifiable Person for all reasonable and documented legal expenses that have been incurred to defend against such actions, procedures or investigations, except when such action, procedure or investigation is the consequence of inexcusable fault or fraud of Creditor Banks, the Administrative Agent, the Peruvian Guaranties Agent or the Indemnifiable Persons, duly determined by final decision that is not appealable through a court with competent jurisdiction.

This clause directly and irrevocably confers the right to Indemnifiable Persons other than the Creditor Banks to enforce this clause under an agreement for rights in favor of third parties, as set forth in the Civil Code, notwithstanding each of the Creditor Banks being able to enforce this clause in favor of Indemnified Persons.

CLAUSE 7.5. Offset Clause. Creditor Banks will have the right to offset any obligation that the respective Creditor Bank has with the Borrower against obligations due, liquid and enforceable from it, deriving from the Loan Documents.

Starting on the due date for any of the payment obligations originating from this Comprehensive Amendment and the other Loan Documents, if the Borrower has not made the corresponding payment and once the respective remediation period has ended without said non-compliance being remedied, as the case may be, the respective Creditor Bank may apply the funds that it may hold payable to or deliverable to the Borrower for any reason, in this country or abroad, to reduce such obligations, or to debit the amount of them from any of the accounts that the Borrower holds with the respective Creditor Bank, even when they do not have sufficient funds. It is expressly documented that exercising what is established in this clause will not produce a novation nor will it release or extinguish the guaranties that may have been granted as security for the Loan, or otherwise restrict or prevent the exercise of all other rights granted by the Loan Documents.

The Creditor Banks do not assume any liability should they decide to use the authority granted to them under this clause.

When, for purposes of exercising the right to offset, set forth in this clause, the respective Creditor Bank applies funds of the Borrower that are available in a currency other than the one used to disburse the Loan to the payment of any obligation enforceable under this Comprehensive Amendment or the Loan Documents, the corresponding offset of funds will be made at the best sale exchange rate in force for the respective Creditor Bank, for making its exchange transactions on the date the conversion is made.

CLAUSE 7.6. Confidentiality. The Parties commit and the Borrower guarantees and warrants to the Creditor Banks that the Borrower, as well as any other Affiliate or Subsidiary, will protect the confidentiality of the Loan Documents, the information that the Parties have or will deliver to each other because of the negotiation, signature and execution thereof, except for documentation or information in the public domain, or in cases where the Creditor Banks are obligated to reveal it by order of Applicable Law or any competent Governmental Authority, communicating to the respective counterpart in writing, without, regarding obligations to report taxes to the respective Creditor Bank, such notice constituting or requiring authorization or a similar request.

The Borrower will sign a confidentiality agreement with Cofide and, as the case may be, with the new Creditor Banks. It is established that the Bank does not assume the obligation for Cofide to maintain the confidentiality of the information received in regard to the Comprehensive Amendment and to the Borrower and the Guarantors, and will not be held liable if Cofide fails to comply with its confidentiality obligations.

CLAUSE 7.7. Legality. Regardless of any other provision contained in this Comprehensive Amendment, if the Creditor Banks and/or the Administrative agent share with the Borrower that the enactment or a change in interpretation of the Applicable Laws makes disbursement of the Loan illegal; or if the Central Reserve Bank of Peru or any other Governmental Authority deems it illegal for the Creditor Banks and/or the Administrative Agent to disburse the Loan, or provide funds or keep its commitment to disburse the Loan; disbursement of the Loan will be suspended until the Creditor Banks and/or the Administrative Agent inform the Borrower that the circumstances that originated said suspension no longer exist. For purposes of this clause, communication from the Creditor Banks and/or the Administrative Agent must be accompanied by the opinion of two (2) studies by attorneys with known prestige, to be elected by the Creditor Banks from among those mentioned in the list that forms part of Annex 7.7 to the Comprehensive Amendment.

If the Creditor Banks deem it illegal to maintain the Loan through full amortization, the Administrative Agent must communicate this to the

Borrower in writing, and it must be accompanied by the opinion of two (2) studies by attorneys selected from the list in Annex 7.7 to the Comprehensive Amendment. The Borrower must pre-pay the full amount of the Loan owed to date within thirty (30) calendar days following receipt of the communication from the Administrative Agent or, as the case may be, within the period ordered by the Governmental Authority or Applicable Laws to do so (whichever is less), together with all compensatory interest accrued, without applying payment for the Early Payoff Fee, or any penalty or commission.

CLAUSE 7.8. Taxes. All current and future Taxes, including interest, surcharges, fines and sanctions, from any jurisdiction, that may be charged for the acts, contracts and operations to which the Creditor Banks are a party as a result of signing the Loan Documents will be exclusively charged to the Borrower, excluding Income Tax, or its equivalent according to applicable jurisdiction, on all benefits received by the Creditor Banks, which will be charged to the latter.

The Borrower is obligated to reimburse the Creditor Banks for any new Tax that the Creditor Banks must pay in relation to the loan, including interest, surcharges, fines and sanctions, except for Taxes charged on the income earned by the Creditor Banks, received under this Comprehensive Amendment. Said reimbursement will be made within ten (10) Business Days following the date on which the respective Creditor Bank makes such request to the Borrower.

All payments for principal, interest and expenses that the Borrower makes to the Creditor Banks under the Comprehensive Amendment will be made without any deduction or withholding for existing or future Tax, or any other Taxes attributable in Peru or abroad, as the case may be. If the Borrower or the Creditor Banks have to make any withholding or deduction for Taxes, the amounts paid to the respective Creditor Bank must be increased by the amounts necessary for the respective Creditor Bank to receive the total amount that would correspond to it if such Taxes did not exist.

CLAUSE 7.9. Notifications. All notifications or communications must be made in writing and delivered personally (including by courier or express mail service, or by fax) and must be addressed to the people indicated below:

The Bank:    Scotiabank Perú S.A.A.

Recipient:    Yudiza Infantas and Analy León

Address:      Avenida Camino Real 815 - San Isidro

E-mail:        Yuvidza.Infantas@scotiabank.com.pe and Analy.Leon@scotiabank.com.pe

Fax:             211-6822

With a copy to:

Cofide

Address: Calle Augusto Tamayo 160, San Isidro, Lima

Recipient: Paola Campos and Manuel Maurial

E-mails: pcampos@cofide.com.pe and jmontalban@cofide.com.pe and negocios-infraestructura@cofide.com.pe

The Borrower: Oncosalud S.A.C.

Attention: General Management / Finance, Control and Planning Management Office /

Treasury / Legal Management Office

Addresses: Av. Guardia Civil 109, 4th floor, San Borja, Lima; Calle Morelli 109, 4th     floor, San Borja, Lima; and Calle Tarapacá 325, 2nd floor, Miraflores, Lima.

E-mails: anunez@auna.pe    / pcastillo@auna.pe/csandovalp@auna.pe /apastor@auna.pe

Administrative Agent:    Scotiabank Perú S.A.A.

Attention: Ms. Gloria Barreda / Miss Ana Claudia Martínez / Mr. Enrique Suárez

Address: Av. Dionisio Derteano 102, 3rd floor, San Isidro, Lima

Telephone:    211-6000 / 211-6709

E-mails: gloria.barreda@scoiabank.com.pe    / ana.martinez@scotiabank.com.pe / enrique.suarez@scotiabank.com.pe

Any Party who wishes to modify any of the data indicated above must communicate that decision to the other Party in writing by means of a letter signed by its duly authorized representative. Any modification will only take effect when it has been communicated in writing fifteen (15) calendar days in advance, and its new domicile is in the city of Lima.

If any of the requisites indicated in the above paragraph are not met, the change will not produce any effect and all communications sent pursuant to the terms indicated above will be considered valid and effective.

CLAUSE 7.10. Modifications to the contract; no waiver. Any modification to the Comprehensive Amendment or any consent to exempt the Borrower from compliance with any obligation will be valid and effective only when said modification, exemption or consent is granted in writing and signed by the Administrative Agent and, in the case of a modification to the Comprehensive Amendment, also signed by the Borrower.

No failure on the part of the Creditor Banks to exercise, or any delay in exercising, any right, power or exemption under the Loan Documents may be considered a waiver of such rights, powers or exemptions; and simple or partial execution of such rights, powers or exemptions may not be considered avoidance of exercising any other right, power or exemption. Exemptions granted are cumulative and not exclusive to any other exemption granted by Applicable Law.

Any waiver, exemption or release must be interpreted and executed with restriction and for the specific purposes for which it was granted.

CLAUSE 7.11. Submission to jurisdiction and Applicable Legislation. In the situation where any controversy, claim or conflict is generated as a consequence of the signature, execution or interpretation of this Comprehensive Amendment, the Parties hereby establish that they will be preferentially resolved amicably and directly between them.

The Parties agree that any controversy, difference or discrepancy that may be arise between them because of the interpretation, execution, compliance, termination, rescission, nullification, voidability, validity, efficacy or any other matter linked to this Comprehensive Amendment or any other Loan Document will be subject to the courts and tribunals in the judicial district of Greater Lima.

It is agreed that, for purposes of the Comprehensive Amendment and the other Loan Documents, Applicable Laws will apply. Likewise, any reference to specific legislation or standards covered in this Comprehensive Amendment or the other Loan Documents must be understood as referring to Applicable Laws.

CLAUSE 7.12. Severability. The Parties hereby certify that the clauses and sections of the Comprehensive Amendment are severable and that if one or more of them becomes void, the remainder will not be prevented from maintaining their essence in the Comprehensive Amendment. If any of the clauses or sections of the Comprehensive Amendment are declared void, the Parties will take all reasonable effort to prepare and implement a legally valid solution that will achieve the result closest to that which it sought to obtain in the clause or section declared void.

CLAUSE 7.13. Total Agreement. This Comprehensive Amendment constitutes the full agreement of the Parties with respect to the purpose of the same and replaces all prior written or verbal agreements that may exist between them.

FIRST ADDITIONAL CLAUSE

ADMINISTRATIVE AGENT

ADDITIONAL CLAUSE 1.1. The Administrative Agent. By signing this Comprehensive Amendment, the Administrative Agent assumes the functions established in this First Additional Clause.

ADDITIONAL CLAUSE 1.2. Functions. The functions and obligations of the Administrative Agent are those expressly established in this First Additional Clause. As a consequence, the Administrative Agent has no type of obligation to the Creditor Banks beyond those specified here, with no obligation whatsoever to the Borrower.

The functions of the Administrative Agent under this Comprehensive Amendment will be carried out under the direction of the Creditor Banks, pursuant to the procedure established herein, and will not involve discretion on the part of the Administrative Agent; therefore, any statement of will expressed by the Administrative Agent within the framework of the Comprehensive Amendment will be understood as made on behalf and in representation of the Creditor Banks.

The Administrative Agent will act based on the communications sent by the Creditor Banks pursuant to this First Additional Clause. The Administrative Agent must also request instructions from the Creditor Banks and will be able to abstain from acting until receiving said instructions. Any action or abstention of the Administrative Agent will be fully justified if it is based on instructions or a communication given by the Creditor Banks.

The Administrative Agent may ask the Creditor Banks for certain guaranties and indemnifications before taking any action or abstaining from doing so, when there is justification to consider that taking said action or abstain from doing so could cause it to incur in liabilities that are not covered within its function as Administrative Agent, and it will have the right to refuse to exercise such action or abstention until the Creditor Banks have provided it with such guaranties or indemnifications.

ADDITIONAL CLAUSE 1.3. Powers. The Creditor Banks authorize the Administrative Agent so that, on their behalf, and in their representation and benefit, he or she can take each and every act or action that corresponds to the Administrative Agent within the framework of the Comprehensive Amendment. In such sense, the Creditor Banks grant the powers listed below to the Administrative Agent:

(a)

Require and demand compliance by the Borrower with any of the obligations that may correspond to it under the Comprehensive Amendment and the other Loan Documents, granting it the respective remediation period when applicable.

(b)	Declare and communicate with the Borrower, after instruction from the Creditor Banks, conclusion of all terms given for compliance with obligations under the Loan Documents.

(c)	Communicate the existence of a Non-Compliance Event to the Guaranties Agent and request execution of the guaranties as set forth in the Guaranty Agreements.

If, in order to exercise the powers granted by the Creditor Banks to the Administrative Agent, it is necessary to grant special powers, the Administrative Agent and the Creditor Banks will make all arrangements and acts that may be necessary for purposes of granting the respective powers to the Administrative Agent; therefore, the Borrower hereby gives its authorization for said powers to be granted.

The Creditor Banks specifically state that the powers granted under this First Additional Clause must not be interpreted with restriction, and the Administrative Agent may take all acts or actions necessary for compliance with its function after requesting authorization from the Creditor Banks.

Pursuant to article 166 of the Peruvian Civil Code, the Creditor Banks expressly authorize the Administrative Agent to be able to enter any type of legal act with itself, in compliance with its functions. In such sense, the Creditor Banks waive the right to request the voidability of legal acts in which the Administrative Agent signs with itself.

The Parties agree that relations between the Borrower and the Creditor Banks under the Loan Documents will be carried out through the Administrative Agent, who will be responsible without limitation for the following, among other things:

(a)

Gather and receive all information, communications, notifications and any type of correspondence that may be sent by the Borrower to the Creditor Banks and vice versa, in relation to the Loan Documents.

(b)	Communicate the decision of the Creditor Banks to grant remediation periods to the Borrower, as the case may be.

(c)	Declare, under instruction from the Creditor Banks, early termination of the Loan, accelerating the terms granted for payment of the same.

(d)	Channel and execute decisions that the Creditor Banks may adopt with the Borrower in relation to the Comprehensive Amendment and all other Loan Documents.

The Parties agree that relations between the Creditor Banks and the Peruvian Guaranties Agent will be made through the Administrative Agent, who will be responsible for the following, among other things:

(a)	Gather and receive all information, communications, notifications and any type of correspondence that may be sent by the Peruvian Guaranties Agent to the Creditor Banks.

(b)	Communicate any decision of the Creditor Banks to the Guaranties Agent.

(c)	Channel and execute decisions that the Creditor Banks may adopt in relation to the Comprehensive Amendment and all other Loan Documents.

ADDITIONAL CLAUSE 1.4. Obligations and Responsibilities. The Administrative Agent must notify the Creditor Banks about the occurrence of a Non-Compliance Event within two (2) Business Days after having become aware of it.

The Administrative Agent will not be liable for any action it takes or stops taking in relation to the Comprehensive Amendment, as long as it as adopted or stopped adoption of that measure within the terms set forth by said contact and/or pursuant to instructions from the Creditor Banks. The obligations of the Administrative Agent are on means, not results.

The Administrative Agent will not be liable, nor will it have the duty to confirm, investigate or verify: (a) any claim, warranty or representation made in relation to the Comprehensive Amendment, (b) compliance with or follow-up of any agreements made by the Borrower, (c) the accuracy of any of the Representations and Warranties of the Borrower, or (d) the validity, effectiveness or authenticity of the Loan Documents, or any other instrument or document submitted in relation to the same.

The Administrative Agent will not be liable for damages, injuries or losses, in general and without limitation, that the Creditor Banks may suffer as a consequence of any omission to act, on its part or in the acts that it executes or carries out in compliance with any agreement made by the Creditor Banks, except when the Administrative Agent has acted (or incurred in omission) with inexcusable fault or fraud in its obligations under the Applicable Laws, and/or this First Additional Clause, which must be determined by a final and definitive pronouncement from an arbitration court or the corresponding competent authority.

The Creditor Banks agree to reimburse and/or hold harmless the Administrative Agent in proportion to the commitments they have assumed in the Loan, for any reasonable and properly documented cost or expense (including honoraria and disbursements for advisement), claim, grievance, action or loss that may affect it or that it has had to pay within the exercise of its functions.

ADDITIONAL CLAUSE 1.5. Resignation and removal. The Administrative Agent may resign from his or her position, without any liability, if it notifies the Creditor Banks of such decision with a copy to the Borrower at least thirty (30) Business Days prior to the effective resignation date.

The Creditor Banks may also agree to remove the Administrative Agent, which will require a unanimous agreement from the Creditor Banks.

To such end, they must send a communication to the Administrative Agent specifying said removal will take effect.

ADDITIONAL CLAUSE 1.6. Collective Action by the Creditor Banks. The Creditor Banks declare and agree that all of their rights under this Comprehensive Amendment will be executed collectively through the Administrative Agent, as set forth in the First Additional Clause. Specifically, but as an example, none of the Creditor Banks acting individually may individually adopt decisions that bind or are legally binding for the Borrower, nor may they be involved in communications or exercise collection actions, or declare the existence of Non-Compliance Events or their remediation, or grant or extend terms, or grant exemptions, except when expressly established otherwise in this Comprehensive Amendment.

ADDITIONAL CLAUSE 1.7. Agreements made by Creditor Banks All agreements, decisions, opinions and/or statements of will that require adoption and/or expression by the Creditor Banks under this Comprehensive Amendment must be subject to the following:

Unanimous agreements. Agreements, decisions, opinions and/or statements of will about the following matters will be unanimously adopted and/or expressed by the Creditor Banks:

(a)	Any modification to the terms that regulate the payment period and/or the Loan Amount or Payment Schedule.

(b)	Any modification made to the Compensatory Interest Rate or the Default Interest Rate.

(c)	Approval of any exemption, in the case of a Non-Compliance Event.

(d)	Approval of any decision in favor of not claiming the guaranties established under the Guaranty Agreements as a consequence of a Non-Compliance Event.

(e)	Approval to release any of the Guaranties.

(f)	Removal of the Administrative Agent.

(g)	Authorization for any Change in Control with respect to the Borrower or the Guarantors.

(h)	Any modification to this number 1.7.

Agreements by Majority. All agreements, decisions, opinions and/or statements of will that must be adopted and/or expressed by the Creditor Banks in relation to this Comprehensive Amendment must be adopted and/or expressed by a majority of Creditor Banks, with the exception of: (a) those that specifically require a unanimous vote by Creditor Banks according to this number 1.7., and (b) those referring to the termination of the Comprehensive Amendment pursuant to Clause 6.2 and at the request of claiming the guarantees as a consequence of a Non-Compliance Event, for which the agreement, decision, opinion and/or statement of will of at least one (1) of the Creditor Banks shall suffice. For purposes of this clause, majority will be understood as the Creditor Bank or Creditor Banks that hold more than fifty percent (50%) of the Loan Amount pending amortization. If any of the Creditor Banks have entered a participation agreement with any Third Party (including but not limited to the channeling contract signed between the Bank and Cofide), said Creditor Bank will vote: (i) for itself; and (ii) in representation of said Third Party, as it has been instructed to do by the latter. The percentage that corresponds to said Creditor Bank and the Third Party based on their respective amounts pending amortization (direct and indirect) will be assigned to the votes, and it is hereby stated that such votes may be for different outcomes. The vote of said Third Party may be validated, at the request of the other Creditor Banks, by any means, including but not limited to e-mail.

Procedure for making agreements. For agreements adopted by the Creditor Banks, the following procedure will be followed:

(i)	The Administrative Agent will send a notification to the Creditor Banks about the decision that the Creditor Banks should adopt, as applicable.

(ii)

Each of the Creditor Banks will have a term of ten (10) Business Days to make a pronouncement on the notification sent by the Administrative Agent. Within the term indicated above, each Creditor Bank may request more information related to the notification, or send a communication to the Administrative Agent indicating their decision on the same, as well as the amount pending amortization, which corresponds to the respective Creditor Bank on the date the communication is sent.

(iii)	If any of the Creditor Banks do not state their decision within the established term, it will be considered that said Creditor Bank is against the decision it is asked to adopt.

(iv)

Within two (2) Business Days counted from the date on which the Administrative Agent has received communications from all Creditor Banks, the Administrative Agent will determine the decision adopted by the Creditor Banks, taking into account the corresponding amount pending amortization.

(v)	Once the above is calculated, the Administrative Agent will send the decision adopted to the Creditor Banks and proceed according to said adopted decision.

Please add, Mr. Notary Public, all other clauses required by law and record this note as a public instrument.

Lima, December 26, 2018

[signature pages to follow]

For Scotiabank Perú S.A.A.

As Lender:	[stamp:] SCOTIABANK PERÚ S.A.A. Approved [signature] Commercial and Regulatory Legal Advisor

/s/ Carlos Alberto Correa Belaúnde	/s/ Jose Ignacio Valdez Mantero
Carlos Alberto Correa Belaúnde	Jose Ignacio Valdez Mantero

For Scotiabank Perú S.A.A.

As Administrative Agent:

/s/ Lorena Guiulfo Vera	/s/ Claudia Quiroz Chavez
Lorena Guiulfo Vera	Claudia Quiroz Chavez

[stamp:] Trust Department Approved [signature] Legal Advisor SCOTIABANK PERÚ S.A.A.

For Oncosalud S.A.C.

As Borrower:

/s/ Juan Rafael Serván Rocha
Juan Rafael Serván Rocha

/s/ Gina Chavarry Rodríguez CAL 56793